   As filed with the Securities and Exchange Commission on February 18, 2000
                                                   Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        Centillium Communications, Inc.
            (Exact name of Registrant as specified in its charter)

           Delaware                         3661                       94-3263530
 (State or other jurisdiction
              of                (Primary Standard Industrial        (I.R.S. Employer
       incorporation or
        organization)            Classification Code Number)     Identification Number)

                           47211 Lakeview Boulevard
                           Fremont, California 94538
                                (510) 771-3700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                                 Faraj Aalaei
                            Chief Executive Officer
                           47211 Lakeview Boulevard
                           Fremont, California 94538
                                (510) 771-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:

           Arthur F. Schneiderman                              Nora L. Gibson
             Michael J. Danaher                              Laura M. de Petra
              Stephen M. Welles                                Dorothy Vinski
                Paul A. Okada                                   Lora D. Blum
              Micheal J. Reagan                       Brobeck, Phleger & Harrison LLP
      Wilson Sonsini Goodrich & Rosati                       Spear Street Tower
          Professional Corporation                               One Market
             650 Page Mill Road                       San Francisco, California 94105
         Palo Alto, California 94304                           (415) 442-0900
               (650) 493-9300

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                Proposed Maximum
  Title of Each Class of Securities to be      Aggregate Offering           Amount of
                Registered                          Price(1)             Registration Fee
-----------------------------------------------------------------------------------------
Common Stock, $0.001 par value............        $82,000,000                $21,648
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 2000

                                       Shares
                               [Centillium logo]
                               [Centillium logo]

                        Centillium Communications, Inc.
                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between
$   and $   per share. We have applied to have our common stock quoted on the
Nasdaq National Market under the symbol "CTLM."

  The underwriters have an option to purchase a maximum of    additional shares
to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                                                         Underwriting
                                                          Discounts
                                              Price to       and      Proceeds to
                                               Public    Commissions   Centillium
                                            ------------ ------------ ------------
Per Share.................................. $            $            $
Total...................................... $            $            $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                Robertson Stephens

                                                            Salomon Smith Barney

                  The date of this prospectus is       , 2000.

                      [INSIDE FRONT COVER OF PROSPECTUS]

                                  [Graphics]

         [Caption: "Empowering Broadband Networks" with Centillium logo]

       [Graphic depicting the core network, the access network and the home network and where our voice over packet products, DSL products and home networking products fit into the network].

                                  -----------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
You Should Not Rely on Forward-
 Looking Statements.................   17
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Consolidated Financial
 Data...............................   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22

                                   Page
                                   ----
Business.........................   29
Management.......................   43
Related Party Transactions.......   51
Principal Stockholders...........   53
Description of Capital Stock.....   55
Shares Eligible for Future Sale..   58
Underwriting.....................   60
Notice to Canadian Residents.....   62
Legal Matters....................   63
Experts..........................   63
Additional Information...........   63
Index To Consolidated Financial
 Statements......................  F-1

                                  -----------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   "Centillium," "CopperLite," "CopperFlite" and "Optimizer" are our common law trademarks. This prospectus also makes reference to trademarks of other companies.

                     Dealer Prospectus Delivery Obligation

   Until   , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   The following summary highlights basic information about us and this offering contained more fully elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors," "Management's Discussion and Analysis and Financial Condition and Results of Operations" and "Business" as well as discussions elsewhere in this prospectus.

                        Centillium Communications, Inc.

   Centillium provides technologies that enable broadband communications to the home and business enterprise. Our system-level products integrate our programmable digital signal processor, our communications algorithms, our highly integrated mixed-signal chip, our highly integrated digital chip and our related software. We provide broadband equipment vendors with system-level products for the DSL market and are leveraging our technology to develop products for complementary markets which share common technologies and customers. We have near-term plans to release products that target the voice over packet and home networking markets. Our core technology and expertise have enabled us to establish a viable product roadmap within these three complementary markets.

   As more consumers and businesses have begun to rely on the Internet and communications networks, the demand for access to these networks has accelerated. In addition, the demand for access is increasing as more and more small businesses, self-employed individuals and corporate telecommuters are regularly accessing the Internet and other communications networks. Many users are also demanding the same access speeds from their home offices that they experience at corporate locations. To meet the demand for high-speed, broadband data transmission, network service providers have begun deploying digital subscriber line, or DSL technology.

   DSL enables data transmission speeds of 128 Kbps to 52 Mbps using the telephone company's existing copper wire infrastructure and delivers "always on" availability, eliminating the tedious dial-up process associated with traditional analog modem technologies. DSL is a point-to-point technology that connects the end user to the local phone company's central office or to an intermediate hub. DSL equipment is deployed at each end of the copper wire and the transmission speed depends on the length and condition of the existing wire as well as the capabilities of the DSL equipment.

   As network access providers deploy DSL services, demand is emerging for complementary networking technologies. Two of these technologies are voice over packet, which allows integrated transmission of voice and data, and home networking, which enables users to share high bandwidth resources throughout the home. As equipment manufacturers continue to develop the DSL, voice over packet and home networking markets, they face significant challenges. Several of these challenges include:

  .  constantly evolving technology and networking standards;

  .  size constraints;

  .  power constraints; and

  .  shorter product life-cycles.

   Our products allow communications equipment vendors to meet these challenges by providing:

  .  flexibility due to programmable DSP architecture;

  .  high levels of semiconductor integration allowing reduced size;

  .  low power consumption; and

  .  fast time-to-market.

   Our objective is to be the leading provider of system-level products for equipment manufacturers serving the broadband communications markets. We intend to achieve this objective by:

  .  targeting complementary broadband communications markets;

  .  strengthening and expanding our strategic relationships;

  .  extending our technology leadership;

  .  leveraging our system-level expertise; and

  .  pursuing strategic acquisitions.

   We outsource the manufacturing of our products which allows us to focus our resources on design, development and marketing efforts within our target markets. We have announced design wins with 17 customers, and have shipped our products to 13 of those customers to be used in their products. Our largest customers, based on 1999 revenue, include Sumitomo Electric Industries, NEC, Mitsubishi Electric and Copper Mountain Networks.

   We were incorporated in February 1997. Our principal executive offices are located at 47211 Lakeview Boulevard, Fremont, CA 94538 and our telephone number is (510) 771-3700.

                                  The Offering

 Common stock offered in this offering...............      shares
 Common stock to be outstanding after this offering..      shares
 Use of proceeds..................................... For general corporate purposes and working
                                                      capital, including
                                                      expected operating
                                                      expenses, and potential
                                                      acquisitions. See "Use of
                                                      Proceeds."
 Proposed Nasdaq National Market symbol.............. CTLM

   The total number of outstanding shares of our common stock above is based on:

  . 10,318,841 shares of our common stock outstanding as of December 31, 1999; and

  . the automatic conversion of all outstanding shares of preferred stock upon completion of this offering into 15,450,236 additional shares of common stock.

   The total number of outstanding shares of our common stock above does not include:

  . 3,390,257 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 1999 at a weighted average exercise price of $1.09 per share;

  . 26,750 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999 at a weighted average exercise price of $4.00 per share;

  . 4,423,395 shares of common stock available for issuance under our 1997 Stock Plan following this offering; and

  . 500,000 additional shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following this offering.

   Unless otherwise specifically stated, information throughout this prospectus:

  . reflects the conversion of all outstanding shares of preferred stock into shares of common stock automatically upon completion of this offering; and

  .  assumes no exercise of the underwriter's over-allotment option.

                   Summary Consolidated Financial Information

                                          Period from        Fiscal Year
                                       February 21, 1997 Ending December 31,
                                        (inception) to   ---------------------
                                       December 31, 1997   1998        1999
                                       ----------------- ---------  ----------
                                        (in thousands except per share data)
Consolidated Statement of Operations
 Data:
Total revenues.......................       $   300      $     752  $    3,744
Operating loss.......................       $(2,102)     $  (9,703) $  (19,304)
Net loss.............................       $(1,937)     $  (9,237) $  (18,272)
Deemed divided on Series B
 convertible preferred stock.........       $(2,800)     $     --   $      --
                                            -------      ---------  ----------
Net loss applicable to common
 stockholders........................       $(4,737)     $  (9,237) $  (18,272)
Historical basic and diluted net loss
 per share applicable to common
 stockholders........................       $ (0.59)     $   (1.15) $    (2.07)
Shares used to compute basic and
 diluted net loss per share
 applicable to common stockholders...         8,000          8,056       8,842
Pro forma basic and diluted net loss
 per share applicable to common
 stockholders........................                               $    (0.84)
                                                                    ==========
Shares used to compute pro forma
 basic and diluted net loss per share
 applicable to common stockholders...                                   21,755
                                                                    ==========

                                                       December 31, 1999
                                                 -----------------------------
                                                                    Pro Forma
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term
 investments.................................... $28,313  $28,313     $
Working capital................................. $26,043  $26,043     $
Total assets.................................... $35,587  $35,587     $
Long-term debt and capital lease obligations,
 less current portion........................... $   549  $   549     $
Total stockholders' equity...................... $30,055  $30,055     $

   See note 1 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

   The pro forma amounts above reflect the conversion of all outstanding shares of preferred stock into shares of common stock upon the completion of this offering.

   The pro forma as adjusted amounts above give effect to the sale of shares of our common stock in this offering at an assumed initial public
offering price of $    per share, after deducting underwriting discounts and
commissions and estimated offering expenses.

   In our discussion throughout this prospectus, references to the year ended December 31, 1997 refer to the period from February 21, 1997 (inception) through December 31, 1997.

                                  RISK FACTORS

   You should carefully consider the risks described below before making a decision to purchase our common stock. You may lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our common stock could decline. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect us.

Risks Relating to Our Business

Because we have a limited operating history selling products to the broadband telecommunications market, we cannot be sure that we can successfully implement our business strategy.

   We have not had a long history of selling our products to the broadband telecommunications market or generating significant revenues and many of our products have only recently been introduced. Furthermore, we have limited historical financial data that can be used in evaluating our business and our prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are instead required to forecast expenses based in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected. Therefore, net losses in a given quarter could be greater than expected. You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we have a limited operating history and compete in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

Because we expect to continue to incur net losses, the price of our stock may decline and we may not be able to implement our business strategy.

   We have not reported an operating profit for any year since our incorporation and have experienced net losses of approximately $1.9 million, $9.2 million, and $18.3 million for the years ended December 31, 1997, 1998, and 1999, respectively. We expect to continue to incur net losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur substantial negative cash flow in the future. Accordingly, our ability to continue to operate our business and implement our business strategy may be hampered and the value of our stock may decline.

Because we may not be able to achieve or sustain profitability or positive cash flow, we may not be able to implement our business strategy.

   Due to our continuing research and development, sales, marketing and administrative expenses, we will need to generate significant revenues to achieve profitability and positive cash flow. We cannot be sure that we will be able to generate such revenues or achieve profitability or positive cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or cash flow on a quarterly or annual basis. Our ability to generate future revenues will depend on a number of factors, many of which are outside our control. These factors include:

  .  the rate of market acceptance of high speed network access;

  . the rate of market acceptance of our products and the demand for equipment that incorporates our products;

  .  changes in industry technology standards applicable to our products;

  .  the extent and timing of new customer transactions;

  .  price competition in our markets;

  . personnel changes--particularly those involving engineering and technical personnel; and

  .  regulatory developments.

   Due to these factors, we cannot forecast with any degree of accuracy what our revenues will be in future periods and we may not be able to achieve or sustain profitability or positive cash flow. Our ability to continue to operate our business and implement our business strategy may thus be hampered and the value of our stock may decline.

We continue to rapidly and significantly expand our operations, and our failure to manage growth could harm our business and adversely affect our results of operations and financial condition.

   We have rapidly and significantly expanded our operations, including the number of our employees, our geographic scope and our product offerings. This expansion is placing a significant strain on our managerial, operational and financial resources. In this regard, Faraj Aalaei, our Chief Executive Officer, has only recently been appointed to this position. As a result, he may not yet be fully integrated into his new position. We expect that further significant expansion will be required to address potential growth in our customer base and market opportunities. Failure to manage growth effectively could harm our business and adversely affect our operating results and financial condition. We cannot assure you that we will be able to do any of the following, which we believe are essential to successfully manage the anticipated growth of our operations:

  .  hire, train and manage additional qualified personnel;

  . effectively manage multiple relationships with our customers, suppliers and other third parties;

  .  expand and upgrade our core technologies; and

  . improve our existing and implement new operational, financial and management information controls, reporting systems and procedures.

   In the future, we may also experience difficulties meeting the demand for our products. The installation and use of our products requires training. If we are unable to provide training and support for our products, more time may be necessary to complete the implementation process, and customer satisfaction may be lower. In addition, our suppliers may not be able to meet increased demand for our products. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

Because our operating results from quarter to quarter may fluctuate, the price of our stock may decline.

   Our revenues, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. For example, our results of operations could be negatively affected by the following:

  . the timing and size of purchase orders from, and shipments to, our customers;

  . unexpected delays in introducing new or enhanced products, including manufacturing delays;

  .  the volume and average cost of products manufactured; and

  . the timing and size of expenses, including expenses of developing new products and product improvements.

   Accordingly, our revenues, expenses and results of operations could vary significantly in the future, and you should not rely upon period-to-period comparisons as indications of future performance. Such fluctuations may make our stock unattractive to investors and result in a decline in the price of our stock. In addition, it is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

If sales forecasted for a particular period are not realized in that period, our stock price may be adversely affected.

   If we fail to realize forecasted sales for a particular period, our stock price would likely decline and could decline significantly. The sales cycle of our products is lengthy and typically involves a detailed initial technical evaluation of our products by our prospective customers, followed by the design, construction and testing of prototypes incorporating our products. Only after these steps are complete will we receive a purchase order from a customer for volume shipments. This process generally takes from 9 to 12 months, and may last longer. Given this lengthy sales cycle, it is difficult to accurately predict when sales to a particular customer will ocurr.

   In addition, we may experience unexpected delays in orders from customers, which may prevent us from realizing forecasted sales for a particular period. Our products are typically sold to equipment manufacturers, who incorporate our products in the products that they in turn sell to consumers or to network service providers. As a result, any delay by our customers, or by our customers' customers, in the manufacture or distribution of their products, will result in a delay for orders of our products. For example, in the fourth quarter of 1999, we expected to receive an order from a customer for a shipment of one of our products. Due to a temporary shortage of a particular component of the customer's product, the customer was forced to delay the manufacture of its product, and therefore delayed placing their purchase order with us.

Because we depend on third party foundries to manufacture, assemble and test our products, we may experience delays in receiving semiconductor devices.

   We do not own or operate a semiconductor fabrication facility, rather our semiconductor devices are generally sourced at different foundries. In addition, we generally do not have written contracts with our foundries guaranteeing the availability of capacity. We intend to continue to rely on third-party foundries and other specialist suppliers for all of our manufacturing, assembly and testing requirements. We cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the costs of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of products.

   If the foundries we currently use are unable to provide us with semiconductors, we may be required to seek a new manufacturer of our semiconductors, and we cannot be certain that a new manufacturer of our semiconductors will be available. Furthermore, switching to a new manufacturer could require six months or more and would involve significant expense and disruption to our business.

Because we depend on third party foundries, if there is a shortage in worldwide foundry capacity, we may not be able to obtain sufficient manufacturing capacity to meet our requirements.

   From time to time there may be shortages in worldwide foundry capacity due to increases in semiconductor demand or other factors. In the event of such a shortage, we may not be able to obtain a sufficient allocation of foundry capacity to meet our product needs. In addition, such a shortage could lengthen our products' manufacturing cycle and cause a delay in the shipments of our products to our customers. This could ultimately lead to a loss of sales of our products and have a negative impact on our results of operations.

Because we may be required to enter into financial and other arrangements with foundries in order to secure foundry capacity, our earnings or the ownership of our stockholders may be diluted.

   Allocation of a foundry's manufacturing capacity may be influenced by a customer's size or the existence of a long-term agreement with the foundry. To address foundry capacity constraints, other semiconductor suppliers that rely on third-party foundries have utilized various arrangements, including equity investments in or loans to independent component manufacturers, in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or take or pay contracts that commit a company to purchase specified quantities of components over extended periods. While we are not currently a party to any of these arrangements, we may decide to enter into such arrangements in the future. We cannot be sure, however, that these arrangements will be available to us on acceptable terms or at all. Any of these arrangements could require us to commit substantial capital. The need to commit substantial capital could require us to obtain additional debt or equity financing, which could result in dilution to our earnings or the ownership of our stockholders. We cannot be sure that this additional financing, if required, would be available when needed or, if available, could be obtained on terms acceptable to us.

Because the manufacture of our products is complex, the foundries on which we depend may not achieve the necessary yields or product reliability that our business requires.

   The manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in the manufacturing processes or the inadvertent use of defective or contaminated materials by a foundry could adversely affect such a foundry's ability to achieve acceptable manufacturing yields and product reliability. If the foundries we currently use do not achieve the necessary yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative impact on our results of operations.

We may not be able to produce sufficient quantities of our products because we obtain certain key components from, and depend on, certain sole source suppliers. If we are unable to obtain these sole source components, we would not be able to ship our products in a timely manner and our relationships with our customers would be detrimentally affected.

   We obtain certain parts, components and packaging used in the delivery of our products from sole sources of supply. For example, we obtain certain semiconductor wafers from Mitsubishi Electric. If we fail to obtain components in sufficient quantities when required, and are unable to meet customer demand, our business could be harmed, as our customers would consider purchasing products from our competitors. We also rely on United Microeletronics Corporation to manufacture our analog silicon wafers. Developing and maintaining these strategic relationships with our vendors is critical for us to be successful. If these relationships were harmed as a result of a failure to obtain sole source components for our products, our business would be harmed.

   Any of our sole source suppliers may:

  .  enter into exclusive arrangements with our competitors;

  . stop selling their products or components to us at commercially reasonable prices;

  .  refuse to sell their products or components to us at any price; or

  .  may be subject to production disruptions such as earthquakes.

   If we are unable to obtain sufficient quantities of sole-source components or to develop alternative sources for components for any reason, our business would be harmed. Furthermore, additional sole-source components may be incorporated into our future products, thereby increasing our sole-source supplier risks. If any of our sole-source manufacturers delay or halt production of any of their components, our business would be harmed, and our results of operations and financial condition would be adversely affected.

We may be subject to product returns and product liability claims resulting from defects in our products. Product returns and product liability claims could result in the failure to attain market acceptance of our products and harm our business.

   Our products are complex and may contain undetected defects, errors or failures. The occurrence of any defects, errors, or failures could result in delays in installation, product returns and other losses to us or to our customers or end-users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would harm our business, operating results and financial condition. We will likely have limited experience with any problems that may arise with new products that we introduce.

   Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of these claims. A successful product liability claim brought against us could be expensive, divert the attention of management from ordinary business activities and, correspondingly, harm us.

Because our products are components of other equipment, if equipment manufacturers do not incorporate our products in their equipment, we may not be able to generate sales of our products in volume quantities.

   Our products are not sold directly to the end-user, rather they are components of other products. As a result, we rely upon equipment manufacturers to design our products into their equipment. We further rely on this equipment to be successful. If equipment that incorporates our products is not accepted in the marketplace, we may not achieve sales of our products in volume quantities, which would have a negative impact on our results of operations.

Because manufacturers of communications equipment may be reluctant to change their sources of components, if we do not achieve design wins with such manufacturers, we may be unable to secure sales from these customers in the future.

   Once a manufacturer of communications equipment has designed a supplier's semiconductor into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier. Accordingly, our failure to achieve design wins with equipment manufacturers which have chosen a competitor's semiconductor could create barriers to future sales opportunities with these manufacturers.

A design win from a customer is not a guarantee of future sales to that customer.

   Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win is solely an expression of interest by potential customers in purchasing our products and is not supported by binding commitments of any nature. Accordingly, a customer can choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated into a customer's products, we still may not realize significant revenues from that customer if their products are not commercially successful. Therefore, we cannot be sure that any design win will result in purchase orders for our products, or that these purchase orders will not be later canceled. Our inability to convert design wins into actual sales and any cancellation of a purchase order could have a negative impact on our financial condition and results of operations.

Because our customers may cancel orders, we may not be able to recoup expenses incurred in anticipation of sales of our products.

   We work closely with our customers to determine their future product needs and receive a rolling forecast for products. We have incurred and expect to continue to incur expenses based upon these sales forecasts. However, our customers typically purchase our products pursuant to short-term purchase orders that may be canceled without charge if notice is given within an agreed-upon period (usually before 30 days prior to the schedule shipment date). Therefore, we cannot be sure that the actual product revenues which we will receive will be commensurate with the level of expenses that we will incur based on forecasts we receive from our customers in any future period. As a result, cancellations, deferrals or reductions in pending purchase orders could have a negative impact on our financial condition and results of operations.

Our customer base is concentrated, and the loss of one or more of our customers could harm our business.

   We sell our DSL products primarily to network equipment manufacturers. For the year ended December 31, 1999, sales to Sumitomo Electric accounted for 34.4% of our revenues and sales to NEC accounted for 21.1% of our revenues. We expect to continue to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period. If we are not successful in maintaining relationships with key customers, and winning new customers, our business and results of operations will suffer.

We derive a substantial amount of our revenues from international sources, and difficulties associated with international operations could harm our business.

   A substantial portion of our revenues has been derived from customers located outside of the United States. In 1999, 81.6% of our sales were to customers located in Asia. If we are unable to successfully overcome the difficulties associated with international operations and maintain and expand our international operations our business would be harmed. These difficulties include:

  .  difficulties staffing and managing foreign operations;

  .  changes in regulatory requirements;

  .  licenses, tariffs and other trade barriers;

  .  political and economic instability;

  .  difficulties obtaining governmental approvals for products; and

  .  compliance with a wide variety of complex foreign laws and treaties.

   To date, our international sales and component purchases have been denominated solely in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would expose us to gains and losses based upon exchange rate fluctuations. Such gains and losses may contribute to fluctuations in our operating results.

Competition for qualified personnel in our industry is intense, and if we are not successful in attracting and retaining these personnel, our business would be harmed.

   Our future success will depend on the ability of our management to operate effectively, both individually and as a group. Therefore, the future success of our business will also depend on our ability to attract and retain high-caliber personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could harm our business.

   Because competition for qualified personnel in the networking and telecommunications industries is intense, we may not be successful in attracting and retaining such personnel. During 1999, we added 59 new employees to our total work force, representing an increase of approximately 105% from December 31, 1998. We expect to add additional personnel in the near future, including direct sales and marketing personnel. There may be only a limited number of people with the requisite skills to serve in those positions, and it may become increasingly difficult to hire these people. In addition, we are actively searching for research and development engineers, who are in short supply. Our business will be harmed if we encounter delays in hiring these additional engineers. Furthermore, competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our key personnel nor do we maintain key person life insurance on our key personnel.

The loss of the services of one or more of our executive officers or key employees could harm our business.

   Our executive officers and certain key sales, engineering and management personnel may not remain with us in the future. These officers and key personnel are critical to our business and its future success. If we lost the services of one or more of our executive officers or key employees, or if one or more of them decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business. None of our officers or key employees is bound by agreements for any specific employment term or covenants not to compete.

Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products, and if we do not enforce and protect our intellectual property, our business will be harmed.

   We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. However, these measures afford only limited protection. Our failure to adequately protect our proprietary rights may adversely affect us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary.

   Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate, and competitors may independently develop similar technologies. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve our proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to our own.

   We may become involved in litigation over proprietary rights. In the event of an adverse result in any future litigation with third parties relating to proprietary rights, we could be required:

  . to pay substantial damages, including treble damages if we are held to have willfully infringed;

  .  to halt the manufacture, use and sale of infringing products;

  .  to expend significant resources to develop non-infringing technology; or

  .  to obtain licenses to the infringing technology.

   Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. However, there can be no assurance that we would be able to successfully resolve such disputes in the future.

   From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the high-speed data access market grows and the functionality of products overlaps.

Our products and those of our customers are subject to government regulations, and changes in current or future laws or regulations that negatively impact our products and technologies could harm our business.

   The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire communications industry including our customers and their products and services that incorporate our products. Future FCC regulations affecting the broadband communications industry, our customers or our products specifically may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. In addition, international regulatory bodies have introduced new regulations for the communications industry. Delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business and adversely affect our results of operations and financial condition.

Risks Relating to Our Industry

Sales of our products are dependent on the widespread adoption of broadband access services. If the demand for broadband access service does not increase as expected, we may not be able to generate substantial sales.

   Sales of our products depend on the increased use and widespread adoption of broadband access services, and digital subscriber line or DSL services in particular, and the ability of telecommunications service providers to market and sell broadband access services. Our business would be harmed, and our results of operations and financial condition would be adversely affected if the use of broadband access services does not increase as anticipated. Certain critical factors will likely continue to affect the development of the broadband access service market. These factors include:

  .  inconsistent quality and reliability of service;

  .  lack of availability of cost-effective, high-speed service;

  .  inability to integrate business applications on the Internet;

  .  lack of interoperability among multiple vendors' network equipment;

  .  congestion in service providers' networks; and

  .  inadequate security.

   Even if these factors are adequately addressed, the market for broadband access services to the Internet and corporate networks may fail to develop or may develop more slowly than anticipated. If this market fails to develop or develops more slowly than anticipated, our business would be harmed, and our results of operations and financial condition would be adversely affected.

Even if demand for broadband access service does continue to increase as expected, if telecommunications service providers do not deploy broadband technologies and services in a broad and timely manner, we would be unable to sell our products.

   The success of our products depends upon the decision by telecommunications network service providers to deploy DSL and other broadband technologies. Moreover, if these network service providers do not increase their deployment of broadband access services rapidly, we would be unable to sell our products as anticipated, if at all. Factors that affect deployment include:

  .  the demand from end-users;

  . a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

  . the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the telecommunications network service providers' central offices;

  . varying and uncertain conditions of the installed copper wire, including size and length, electrical interference, and crossover interference with voice and data telecommunications services;

  . problems of interoperability among DSL network equipment vendors' products;

  .  evolving industry standards for DSL technologies; and

  .  domestic and foreign government regulation.

Because other high speed data transmission technologies may compete effectively with DSL services, our products may not capture market share.

   DSL services are competing with a variety of different broadband data transmission technologies, including cable modems, satellite and other wireless technologies. If any technology that is competing with DSL technology is more reliable, faster, less expensive or has other advantages over DSL technology, then the demand for our semiconductors may decrease, which would have a negative impact on our operating results.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we cannot be certain that our products will be accepted in the marketplace or capture market share.

   The market for software and communications semiconductor solutions is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages enjoyed by our products would be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share and would have a negative impact on our financial condition and results of operations. We cannot be sure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

   We face competition from a variety of vendors, including software and semiconductor companies, which generally vary in size and in the scope and breadth of products and services offered. We also face competition from customers' or prospective customers' own internal development efforts. Many of the companies that compete, or may compete in the future, against us have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may successfully integrate the functionality of our software and communication processors into their products and thereby render our products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

   We believe our principal competitors include or will include Alcatel Microelectronics, Analog Devices, Conexant Systems, GlobeSpan, Lucent Microelectronics, ST Microelectronics, and Texas Instruments. In addition, there have been a number of announcements by other semiconductor companies including IBM and Intel and smaller emerging companies that they intend to enter the market segments adjacent to or addressed by our products.

Because the markets in which our customers compete are highly competitive, our customers may not be successful and they may not continue to purchase our products.

   Many of our customers face significant competition in their markets. If our customers are unable to successfully market and sell their products which incorporate our products, these customers may cease to purchase our products, which may have a negative impact on our results of operations.

Because the markets in which we compete are subject to rapid changes, our products may become obsolete or unmarketable.

   The markets for our products are characterized by rapidly changing technology, short product life cycles, evolving industry standards, changes in customer needs, growing competition and new product introductions. If our product development and improvements take longer than planned, the availability of our products would be delayed. Any such delay may render our products obsolete or unmarketable, which would have a negative impact on our ability to sell our products and our results of operations.

Because of changing customer requirements and emerging industry standards, we may not be able to achieve broad market acceptance of our products.

   Our success is dependent, in part, on our ability, in a timely and cost-effective manner, to:

  . successfully develop, introduce and market new and enhanced products at competitive prices in order to meet changing customer needs;

  . respond effectively to new technological changes or new product announcements by others;

  .  effectively use and offer leading technologies; and

  .  maintain close working relationships with our key customers.

   We cannot be sure that we will be successful in these pursuits, that the growth in demand will continue or that our products will achieve market acceptance. Our failure to develop and introduce new products that are compatible with industry standards and that satisfy customer requirements or the failure of our products to achieve broad market acceptance could have a negative impact on our ability to sell our products and our results of operations.

Our current products are not interoperable with certain products offered by suppliers to our customers and are subject to evolving industry standards. If our products do not interoperate with our target customers' networks or an industry standard that achieves market acceptance, customers may refuse to purchase our products.

   Our products do not inter-operate with the equipment of certain network equipment vendors who supply our target customers. In some cases, these network equipment vendors sell proprietary or non-interoperable systems to our target customers with which our products will not function. In these cases, potential customers who wish to purchase DSL products and who have purchased other network equipment that does not function with our DSL products may not purchase our products.

   Also, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by our target customers, could require us to redesign our products. If such standards become widespread and our products do not meet these standards, our customers and potential customers would not purchase our products. In this case, our business would be harmed, and our financial condition and results of operations would be adversely affected. The rapid development of new standards increases the risk that competitors could develop products that would reduce the competitiveness of our products or could result in greater competition and additional pricing pressure. If we fail to develop and introduce new products or enhancements in the face of new industry standards, our product sales would decrease, and our business would be harmed.

Risks Relating to this Offering

Because there has been no prior market for our common stock, we cannot be sure that our stock price will not decline after this offering.

   Prior to this offering, you could not buy or sell our common stock on a public market. The initial public offering price of our common stock will be determined by negotiation among us and representatives of the underwriters and may not be indicative of the price that will prevail in the open market after this offering. In addition, the market price of our shares of common stock may be highly volatile and could be subject to wide fluctuations. We cannot be certain that an active trading market for our common stock will develop or be sustained, or that the price of our stock will not decline after this offering.

Because the Nasdaq stock market is likely to experience extreme price and volume fluctuations, the price of our stock may decline even if our business is doing well.

   The stock markets, and in particular the Nasdaq stock market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We also expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  .  announcements of technological or competitive developments;

  .  acquisitions or strategic alliances by us or our competitors;

  .  the gain or loss of a significant customer or order; and

  . changes in estimates of our financial performance or changes in recommendations by securities analysts.

   Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

Because of likely fluctuations in the price of our stock we may be subject to class action litigation, which could distract management and result in substantial costs.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our financial condition and results of operations.

Because the book value per share of our stock is less than the initial offering price, you will experience immediate dilution.

   The initial public offering price is substantially higher than the current book value per share of our outstanding common stock. As a result, investors purchasing our common stock in this offering will incur immediate dilution of
approximately $    per share, assuming an initial public offering price of
$     per share, in the book value of our common stock from the price they pay for our common stock. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution."

Because our principal stockholders and management may have the ability to control stockholder votes, the premium over market price that an acquiror might otherwise pay may be reduced and any merger or takeover may be delayed.

   Immediately following the offering, our officers and directors and their
affiliates will own or control approximately   % of our common stock (assuming
no purchases of shares of common stock in this offering by our officers and directors and their affiliates). Accordingly, our officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

Provisions of our charter documents and Delaware law could prevent or delay a change in our control and may reduce the market price of our common stock.

   Certain provisions of our certificate of incorporation and bylaws in effect upon completion of this offering and the provisions of Delaware law could have the effect of delaying, deferring or preventing our acquisition which could cause our share price to decline. For example, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our board of directors will be divided into three classes with three year overlapping terms. See "Description of Capital Stock."

Because we have broad discretion to use the offering proceeds, how we invest these proceeds may not increase our operating results or market value.

   As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes. Accordingly, our management will have considerable discretion in the application of the net proceeds, and may apply the net proceeds in ways which may not increase our operating results or our market value. See "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well.

   Upon completion of the offering, we will have approximately      shares of
common stock outstanding and       shares outstanding if we issue shares upon
exercise of the underwriters' over-allotment option. All of these shares will be freely tradable without restriction or further registration under the federal securities laws, except for shares purchased in this offering by or held by our affiliates. See "Shares Eligible for Future Sale." In addition, as of December 31, 1999 there were outstanding options and warrants to purchase 3,417,007 shares of our common stock. Furthermore, as of December 31, 1999, stockholders beneficially owning 15,476,986 shares of common stock had been granted registration rights with respect to these shares of stock. See "Description of Capital Stock--Registration Rights of Certain Holders." In the future, we may register for resale the shares underlying the outstanding options, grant additional options or grant additional registration rights.

   While our existing stockholders and option holders are generally subject to lock-up agreements and the provisions of our bylaws restricting their ability to sell shares of our common stock, when these restrictions expire, these shares will be eligible for sale, in some cases without restriction. See "Shares Eligible for Future Sale." A sale of a substantial number of shares, particularly by our directors and officers, or the perception that this sale could occur, could have an adverse effect on the price of our common stock.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

   If the proceeds of this offering, together with our existing cash balances and cash flow expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

                                USE OF PROCEEDS

   We expect to receive net proceeds from the sale of the      shares of common
stock of approximately $     million (approximately $     million if the
underwriters' over-allotment option is exercised in full), at an assumed
initial public offering price of $     per share, after deducting underwriting
discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, funding our operating losses, and capital expenditures. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization as of December 31, 1999 on the following three bases:

  . our actual capitalization derived from our financial statements as of December 31, 1999;

  . on a pro forma basis to give effect to the conversion of all shares of preferred stock into 15,450,236 shares of common stock automatically upon completion of this offering; and

  .  on an as adjusted basis to reflect the sale of      shares of our common
     stock at an assumed initial offering price of $    per share, after
     deducting underwriting discounts and commissions and estimated offering expenses.

   You should read this table in conjunction with our Financial Statements and the accompanying Notes, Selected Financial Data, and Management's Discussion and Analysis included elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                (in thousands except share and
                                                       per share data)
Current portion of long-term debt and capital
 lease obligations............................. $    710  $    710      $
                                                --------  --------
Long-term debt and other liabilities...........      621       621
                                                --------  --------
Stockholders' equity:
  Preferred stock, $0.001 par value: none
   authorized, none outstanding (actual);
   10,000,000 authorized, none outstanding (pro
   forma and pro forma as adjusted)(1).........      --        --
  Convertible preferred stock, $0.001 par
   value: 15,630,000 authorized, 15,450,236
   outstanding (actual); none authorized, none
   outstanding (pro forma and pro forma as
   adjusted)...................................       15       --
  Common stock, $0.001 par value: 32,000,000
   authorized, 10,318,841 outstanding (actual);
   100,000,000 authorized, 25,769,077
   outstanding (pro forma); 100,000,000
   authorized, outstanding (pro forma as
   adjusted)(1)................................       10        26
Additional paid-in capital.....................   72,160    72,159
Stockholder notes receivable...................     (430)     (430)
Accumulated other comprehensive income.........      (25)      (25)
Deferred compensation..........................   (9,429)   (9,429)
Accumulated deficit............................  (32,246)  (32,246)
                                                --------  --------      -----
  Total stockholders' equity...................   30,055    30,055
                                                --------  --------      -----
    Total capitalization....................... $ 31,386  $ 31,386      $
                                                ========  ========      =====

---------------------
(1) Upon completion of this offering, our certificate of incorporation will be amended to authorize 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

   The data in the table above excludes:

  . 3,390,257 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 1999 at a weighted average exercise price of $1.09 per share;

  . 26,750 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999 at a weighted average exercise price of $4.00 per share;

  . 4,423,395 shares of common stock available for issuance under our 1997 Stock Plan following this offering; and

  . 500,000 additional shares of common stock available for issuance under our 2000 employee stock purchase plan immediately following this offering.

   For additional information regarding these shares, see "Management--Stock Plan," "Related Party Transactions," "Description of Capital Stock," and note 7 of the notes to financial statements.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering.

   Our pro forma net tangible book value as of December 31, 1999 was $30.1 million or $1.17 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of 25,769,077 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the
completion of this offering. After giving effect to the sale of the     shares
of common stock in this offering, assuming an initial public offering price of
$   per share, and after deducting underwriting discounts and estimated offering expenses, our pro forma net tangible book value as of December 31,
1999 would have been $    million or approximately $    per share. This
represents an immediate increase in net tangible book value of $   per share to
existing stockholders and an immediate dilution of $    per share to new
investors, or approximately    % of the assumed initial public offering price
of $    per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share......................       $
  Pro forma net tangible book value per share at December 31, 1999 before the offering............................................... $1.17
  Increase per share attributable to new investors in this offering.. $
                                                                      -----
Net tangible book value per share after this offering................       $
                                                                            ---
Dilution per share to new investors..................................       $
                                                                            ===

   The following table shows on a pro forma basis after giving effect to this offering, as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders, and by the investors purchasing shares of common stock in this offering (at an assumed initial public offering price
of $   per share before deducting the underwriting discounts and commissions and estimated offering expenses):

                           Shares Purchased  Total Consideration
                          ------------------ ------------------- Average Price
                            Number   Percent   Amount    Percent   Per Share
                          ---------- ------- ----------- ------- -------------
Existing stockholders.... 25,769,077      %  $57,056,000      %      $2.21
New investors in the
 offering................
  Total..................              100%                100%
                                       ===                 ===

   The foregoing discussion and table are based on actual shares outstanding on December 31, 1999 and assume no exercise of any stock options or warrants outstanding as of such date. As of December 31, 1999, there were options and warrants outstanding to purchase 3,390,257 and 26,750 shares of common stock at a weighted average exercise price of $1.09 and $4.00 per share, respectively. To the extent any of these options or warrants are exercised, there will be further dilution to investors. See "Capitalization," "Management--Stock Plans," "Description of Capital Stock" and note 7 of notes to financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from February 21, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The balance sheet data as of December 31, 1997 are derived from audited financial statements not appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               Period from      Years ended
                                            February 21, 1997   December 31,
                                             (inception) to   -----------------
                                            December 31, 1997  1998      1999
                                            ----------------- -------  --------
                                             (in thousands, except per share
                                                          data)
Consolidated Statement of Operations Data:
Revenues:
 Product..................................       $   --       $   --   $  2,509
 Technology development...................           300          752     1,235
                                                 -------      -------  --------
 Total revenues...........................           300          752     3,744
Cost of revenues..........................           --           --      2,984
                                                 -------      -------  --------
Gross profit..............................           300          752       760
Operating expenses:
 Research and development.................         1,844        7,884    11,608
 Sales and marketing......................           341        1,461     3,002
 General and administrative...............           217        1,060     2,827
 Amortization of deferred compensation....            --           50     2,627
                                                 -------      -------  --------
 Total operating expenses.................         2,402       10,455    20,064
                                                 -------      -------  --------
Operating loss............................        (2,102)      (9,703)  (19,304)
Interest income, net......................           165          466     1,032
                                                 -------      -------  --------
Net loss..................................        (1,937)      (9,237)  (18,272)
Deemed dividend on Series B convertible
 preferred stock..........................        (2,800)         --        --
                                                 -------      -------  --------
Net loss applicable to common
 stockholders.............................       $(4,737)     $(9,237) $(18,272)
                                                 =======      =======  ========
Historical basic and diluted net loss per
 share applicable to common stockholders..       $ (0.59)     $ (1.15) $  (2.07)
                                                 =======      =======  ========
Shares used to compute basic and diluted
 net loss per share applicable to common
 stockholders.............................         8,000        8,056     8,842
                                                 =======      =======  ========
Pro forma basic and diluted net loss per
 share applicable to common stockholders..                             $  (0.84)
                                                                       ========
Shares used to compute pro forma basic and
 diluted net loss per share applicable to
 common stockholders......................                               21,755
                                                                       ========

                                                             December 31,
                                                        -----------------------
                                                         1997    1998    1999
                                                        ------- ------- -------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments... $13,645 $ 7,926 $28,313
Working capital........................................ $12,537 $ 6,686 $26,043
Total assets........................................... $16,339 $12,010 $35,587
Liabilities............................................ $ 2,183 $ 2,751 $ 5,532
Total stockholders' equity............................. $14,156 $ 9,259 $30,055

   See note 1 of notes to consolidated financial statements for an explanation of the determination of the weighted average common and common equivalent shares used to compute net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. These risks are described in "Risk Factors" and elsewhere in this prospectus. See "You Should Not Rely On Forward-Looking Statements."

Overview

   We provide system-level products that enable broadband communications to the home and business enterprise. Our products combine into a single solution our programmable digital signal processor, our communications algorithms, our highly integrated mixed-signal semiconductor, our highly integrated digital semiconductor and related software. We currently serve the DSL market and have near-term plans to leverage our communications technology and expertise to serve the voice over packet and home networking markets. Our current customers are broadband access equipment vendors who manufacture DSL equipment for use in the phone companies' communications infrastructure or DSL modems for Internet or other network access in a home or small business.

   We were incorporated on February 21, 1997 and commenced operations on April 1, 1997. Consequently, our results of operations for and as of the year ended December 31, 1997 include organizational activities and operations for the period from February 21, 1997 (inception) through December 31, 1997. In our discussion below, references to the year ended December 31, 1997 refer to the period from February 21, 1997 (inception) through December 31, 1997. During the period from February 1997 through June 1999 we were a development stage company focused on developing our initial products, recruiting personnel, building our corporate infrastructure and raising capital, and therefore had no product revenue. In 1999, we began shipping our CopperLite CO and CopperLite CPE families of products and recorded our first significant product revenues in the third quarter. We emerged from the development stage at that time. During 1999, we also increased our investment in research and development, sales and marketing, operations and our general and administrative infrastructure.

   Our revenues currently are derived from sale of our DSL products which include the CopperLite CO, CopperLite CPE and Optimizer families of products. To date, we have generated a substantial portion of our revenues from a limited number of customers. Our top two customers in 1999 were Sumitomo Electric and NEC who each accounted for 34.4% and 21.1%, respectively, of our 1999 revenues. While we are seeking to diversify our customer base, we cannot assure you that these efforts will be successful.

   We have historically recognized a significant amount revenue for our technology development efforts. Our technology development revenue consisted of payments from potential future customers to develop our technologies in such a way that also provided for their requirements. This revenue was received primarily as an incentive for our continuing this development effort. We believe that our technology development revenue will not be a significant portion of our total revenue after 1999.

   We have focused our initial sales and marketing efforts on Asian and North American communications equipment manufacturers. During 1999, 81.6% of our sales were to Asia. While we are developing our European sales organization and are continuing to develop our North American sales organization, we expect that the majority of our revenues will be derived from Asia for the foreseeable future. We currently sell through our direct sales force in Japan, Singapore and North America and through our representatives in Korea and Taiwan. International revenues are denominated solely in U.S. dollars, which reduces our exposure to foreign currency exchange risks.

   We recognize product revenue at the time of shipment to customers when no significant obligations remain. Allowances are provided for estimated returns at the time of shipment. In circumstances where we have not shipped the final version of our product, or when a customer has delayed its acceptance of our product, we defer recognition of the revenue associated with the given product at the time of shipment. This deferred revenue is recognized when the final version of the product is delivered or upon acceptance by the customer. As of December 31, 1999, we had $122,000 in deferred revenue which was comprised primarily of prepayments from certain customers.

   It usually takes more than one year for us to realize volume shipments of our products after we first contact a customer. We first work with customers to achieve a design win, which may take six months or longer. Our customers then complete the design, testing and evaluation of their systems and begin the marketing process, a period which typically lasts an additional three to six months or longer. As a result, a significant period of time may elapse between our sales efforts and our realization of revenues, if any, from volume purchases of our products by our customers. Our customers are not obligated by long-term contracts to purchase our products and can generally cancel or reschedule orders on short notice.

   We outsource the fabrication, assembly and testing of our products. Accordingly, a significant portion of our cost of revenues consists of payments to our manufacturing partners. Costs of revenue also encompass our internal manufacturing and operations functions and a portion of our information systems and facilities costs.

   Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, prototype costs related to the fabrication of our silicon chips and depreciation associated with software development tools. We expense our research and development costs as they are incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. For example, we require a substantial number of prototypes to build and test our complex products and therefore, incur significant prototype costs. Because our research and development is key to our future success, we intend to significantly increase our research and development expenditures in future periods.

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales, customer service and applications engineering support functions, as well as costs associated with promotional and other marketing expenses. We intend to expand our direct and indirect sales operations substantially, both domestically and internationally, in order to increase market awareness, support customer requirements, and increase orders for our products. We expect that sales and marketing expenses will increase over the next year as we hire additional sales and marketing personnel, initiate additional marketing programs to support our products and establish sales offices in additional domestic and international locations. We intend to expand our use of independent manufacturers' representatives. To date we have entered into agreements with only a small number of representatives and we believe that to be successful, we must reach agreement with additional representatives in several countries. In addition, the complexity of our products and the applications support necessary for successful interoperability and customer specific applications requires highly trained customer service and support personnel. We expect to significantly expand our customer service and support organization to meet these requirements.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, facilities, information services, human resources, recruiting expenses, professional fees, and other corporate expenses. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   In connection with the grant of certain stock options and equity compensation to our employees, technical advisors and directors, we have recorded deferred compensation expense of $12.1 million. Deferred compensation represents the difference between the grant price and the deemed fair value of our common stock options granted during these periods and is being amortized using the graded vesting method over the vesting period of the respective stock options. Unamortized deferred compensation is presented as a reduction of stockholders' equity. See note 7 of notes to consolidated financial statements for more information about the deferred compensation expense.

   We have not reported an operating profit for any year since our incorporation and have experienced net losses of approximately $1.9 million, $9.2 million, and $18.3 million for the years ended December 31, 1997, 1998, and 1999, respectively. We expect to continue to incur net losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur substantial negative cash flow in the future.

Results of Operations

   The following table sets forth, for the periods presented, certain data from our consolidated statement of operations expressed as a percentage of total revenues.

                                                                 Years Ended
                                                  Period From     December
                                               February 21, 1997     31,
                                                (Inception) to   -------------
                                               December 31, 1997  1998    1999
                                               ----------------- ------   ----
As s Percentage of Total Revenues:
Total revenues................................        100 %         100 %  100 %
Cost of revenues..............................          0             0     80
                                                     ----        ------   ----
Gross profit..................................        100           100     20
Operating expenses:
  Research and development....................        615         1,048    310
  Sales and marketing.........................        114           194     80
  General and administrative..................         72           141     75
  Amortization of deferred compensation.......          0             7     70
                                                     ----        ------   ----
    Total operating expenses..................        801         1,390    536
Operating loss................................       (701)       (1,290)  (516)
Interest income...............................         71            77     34
Interest expense..............................        (16)          (15)    (6)
                                                     ----        ------   ----
Net loss......................................       (646)%      (1,228)% (488)%
                                                     ====        ======   ====

Years Ended December 31, 1997, 1998 and 1999

 Revenues

   In 1997 and 1998, all of our revenue was derived from technology development efforts and services. We received payments from potential future customers to develop our technologies in such a way that also provided for their requirements. This revenue was received primarily as an incentive for our continuing this development effort. We believe we will recognize little or no technology development revenue for the foreseeable future.

   Revenues increased from $300,000 in 1997 to $752,000 in 1998 and increased to $3.7 million in 1999. The increase in 1998 was attributable to increased technology development revenues. The increase in 1999 was attributable to a further increase in technology development revenue to $1.2 million and the initial shipments of our products which generated significant revenue beginning in the third quarter of 1999.

 Cost of Revenues

   The costs associated with our technology development revenues are closely related to the costs of our ongoing research and development activities. Generally, the incremental costs of providing any deliverables under our technology development arrangements are not easily distinguishable from the costs of our ongoing activities. The total incremental costs of our technology development revenues are generally not significant. All such costs related to technology development revenues for each of the years ended December 31, 1997, 1998 and 1999 have been included in research and development in our statements of operations. Cost of revenues, which reflects costs of product revenues, was $3.0 million in 1999.

 Research and Development Expenses

   Research and development expenses increased from $1.8 million in 1997 to $7.9 million in 1998 and increased to $11.6 million in 1999. The increases in 1998 and 1999 were due primarily to additions in engineering personnel, increased usage of materials necessary to build prototypes and increases in depreciation resulting from the additional purchases of laboratory equipment and software development tools.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $341,000 in 1997 to $1.5 million in 1998 and increased further to $3.0 million in 1999. These increases were due primarily to the addition of personnel and an increase in marketing activity such as customer visits and attendance at trade shows.

 General and Administrative Expenses

   General and administrative expenses increased from $217,000 in 1997 to $1.1 million in 1998 and increased to $2.8 million in 1999. These increases were due primarily to the addition of personnel in the accounting, human resources, information services and facilities functions. The increase in 1999 was also due to our move to larger facilities in September 1999.

 Amortization of Deferred Compensation

   During 1998 and 1999 we recorded a total of $12.1 million of deferred stock compensation. Amortization of deferred stock compensation increased from zero in 1997 to $50,000 in 1998 and increased to $2.6 million in 1999. Deferred stock compensation is being amortized using the graded vesting method. Under this method, a majority of the total deferred amount for each option will be amortized within the first twelve months after the grant of such option.

 Interest Income

   Interest income increased from $214,000 in 1997 to $582,000 in 1998 and increased to $1.3 million in 1999. These increases were due to higher cash and cash equivalent balances resulting from successful preferred stock financings in 1998 and 1999.

 Interest Expense

   Interest expense increased from $49,000 in 1997 to $116,000 in 1998 and increased to $242,000 in 1999. These increases were due to higher average outstanding debt balances during 1998 and outstanding balances under our working capital line of credit during 1999.

 Deemed Dividend

   In connection with Series B3 convertible preferred stock financings in July and September 1997, we issued rights to certain stockholders, which provided for the purchase of 2,000,000 shares of Series B1 convertible preferred stock at $2.00 per share and 800,000 shares of Series B2 convertible preferred stock at $2.50 per share. The rights were immediately exercisable and expired approximately one year after their initial grant. We recorded noncash deemed dividends of $2.8 million for 1997, representing the fair value of the rights issued, which reduced income available to common stockholders. No such dividends were recorded in 1998 or 1999.

Quarterly Results of Operations

   Our quarterly results of operations fluctuate from period-to-period depending on factors such as the timing of significant expenditures for prototype development, the success of our initial sales efforts, the timing of significant design wins and orders, and period-to-period difficulties that may be encountered with our manufacturing subcontractors. We believe that period-to-period comparisons of our financial results should not be relied upon to predict future results. We may experience significant fluctuations in period-to-period operating results.

   The following table presents certain data from our statements of operations and such data as a percentage of revenues for the four quarters ended December 31, 1999. This data has been derived from unaudited consolidated financial statements. In our opinion these statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with our annual audited consolidated financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                              Three Months Ended
                                        -------------------------------------
                                        Mar 31,   Jun 30,   Sep 30,   Dec 31,
                                         1999      1999      1999      1999
                                        -------   -------   -------   -------
                                            (dollars in thousands)
Revenues:
  Product.............................. $     0   $     0   $   651   $ 1,858
  Technology development...............      50       655       200       330
                                        -------   -------   -------   -------
    Total revenues.....................      50       655       851     2,188
Cost of revenues.......................       0         0     1,060     1,924
                                        -------   -------   -------   -------
Gross profit...........................      50       655      (209)      264
Operating expenses:
  Research and development.............   2,234     3,095     3,013     3,266
  Sales and marketing..................     684       401       671     1,246
  General and administrative...........     457       520       867       983
  Amortization of deferred
   compensation........................      99       281       601     1,646
                                        -------   -------   -------   -------
    Total operating expenses...........   3,474     4,297     5,152     7,141
                                        -------   -------   -------   -------
Operating loss.........................  (3,424)   (3,642)   (5,361)   (6,877)
Interest income, net...................      25       260       491       256
                                        -------   -------   -------   -------
Net loss............................... $(3,399)  $(3,382)  $(4,870)  $(6,621)
                                        =======   =======   =======   =======

As a Percentage of Total Revenues
Revenues:
  Product..............................       0%        0%       76%       85%
  Technology development...............     100%      100%       24%       15%
                                        -------   -------   -------   -------
    Total revenues.....................     100%      100%      100%      100%
Cost of revenues.......................       0         0       125        88
                                        -------   -------   -------   -------
Gross profit...........................     100       100       (25)       12
Operating expenses:
  Research and development.............   4,468       473       354       149
  Sales and marketing..................   1,368        61        79        57
  General and administrative...........     914        79       102        45
  Amortization of deferred
   compensation........................     198        43        71        75
                                        -------   -------   -------   -------
    Total operating expenses...........   6,948       656       605       326
Operating loss.........................  (6,848)     (556)     (630)     (314)
Interest income, net...................      50        40        58        12
                                        -------   -------   -------   -------
Net loss...............................  (6,798)%    (516)%    (572)%    (303)%
                                        =======   =======   =======   =======

   Technology development revenues fluctuated during the four quarters ending December 31, 1999 based primarily on the timing of contracts from our customers for contract engineering services and completion of milestones under the contracts. This portion of our business will diminish in the future and we expect that technology development revenue will not be a significant portion of our total revenue after 1999.

   We commenced product shipments and recorded our first related revenue in the third quarter of 1999. The increase in product revenues from the third quarter of 1999 to the fourth quarter reflects increasing unit sales and deliveries to additional customers. Future product revenue will vary in part on the timing of orders from our customers.

   Costs of revenues in the third and fourth quarters of 1999 reflect the early stage of our production efforts. Because a portion of our manufacturing costs are fixed, low initial production volumes cause high per-unit allocation of manufacturing overhead costs. As our production volumes increase, we expect costs of revenue to decline as a percentage of revenue.

   Operating expenses increased in each of the four quarters of 1999 as we transitioned from a development stage company to our initial production and customer deliveries. We also expanded sales and marketing and support infrasture. The increase in sales and marketing expenses in the quarter ended December 31, 1999 was also due to our attendance at several trade shows.

   The increase in deferred stock compensation amortization for the quarter ended December 31, 1999 was due to the hiring of a substantial number of new employees, and the grants of stock options to these new employees.

   See "Risk Factors--Because our operating results from quarter to quarter may fluctuate, the price of our stock may decline" for more information on the factors affecting our quarterly results.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of approximately $55.8 million of convertible preferred stock, net of offering costs. We also generated $829,000 from the exercise of stock options and have secured additional financing through capital leases and secured debt.

   Cash used for operations increased from $7.8 million in 1998 to $12.2 million in 1999. This increase was primarily due to an increase in our net loss from $9.2 million in 1998 to $18.3 million in 1999.

   Cash generated from financing activities increased from $4.8 million in 1998 to $35.6 million in 1999. This increase is due primarily to the sale of $35.6 million in convertible preferred stock in 1999.

   Cash and cash equivalents, and short-term investments increased from $7.9 million on December 31, 1998 to $28.3 million on December 31, 1999. This increase was due primarily to the receipt of $35.6 million from the sale of preferred stock.

   Accounts receivable were $915,000 on December 31, 1999, reflecting our first significant product revenues. Our customers are billed at the time of shipment, typically with payment terms of thirty days. Generally, customers have paid us within the payment terms.

   We maintain a $5.0 million revolving credit agreement with Mitsubishi International to finance wafer inventory purchases. The credit agreement expires on January 31, 2001, subject to automatic extensions thereafter from year to year. As of December 31, 1999, $2.0 million was outstanding under the agreement.

   We expect to devote substantial capital resources to continue our research and development efforts, to hire and expand our sales, support, marketing, and product development organizations, to expand marketing programs, to establish additional facilities worldwide and for other general corporate activities. We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, and short term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

   If the proceeds of this offering, together with our existing cash balances and cash flow expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

Year 2000 Compliance

   As of February 15, 2000, we had not experienced any significant disruptions related to Year 2000 issues, nor do we expect to experience any Year 2000-related disruptions in the operation of our systems. To our knowledge, none of our customers have experienced any Year 2000-related issues with our products. Additionally, to our knowledge, none of our manufacturing, assembly or testing partners or our other suppliers have experienced any material Year 2000 problems. Although most Year 2000 problems should have become evident on January 1, 2000, additional Year 2000-related problems may become evident only after that date. For example, some software programs may have difficulty resolving the so-called "century leap year" algorithm which will also occur during the Year 2000. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year, to ensure that any late Year 2000 matters that may arise are promptly addressed. We do not expect to incur any significant costs relating to Year 2000 matters.

Qualitative and Quantitative Disclosures About Market Risk

   The primary objective of our investment activities is to preserve principal while concurrently maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the current value of the principal amount of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our investments were in money market funds, or high quality commercial paper, government and non-government debt securities and auction rate preferred stock. A hypothetical 100 basis point increase in interest rates would result in an approximate $138,000 decrease in the fair value of our available-for-sale securities as of December 31, 1999. See note 2 of the notes to the consolidated financial statements.

Recent Accounting Pronouncements

   In March 1998, the AICPA issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. We adopted SOP 98-1 for the fiscal year ending December 31, 1999. The adoption did not have a material impact on our financial position or results of operations.

   In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. We adopted SOP 98-5 for the fiscal year ending December 31, 1999. The adoption did not have a material impact on our financial position or results of operations

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 for the year ending December 31, 2001.

                                    BUSINESS

Introduction

   Centillium provides technology that enables broadband communications to the home and business enterprise. Our system-level products integrate into our programmable digital signal processor, our communications algorithms, our highly integrated mixed-signal chip, our highly integrated digital chip and our related software. We currently serve the DSL market and are leveraging our core technology and expertise to develop products for complementary markets which share common technologies and customers. We have near-term plans to release products that target the voice over packet and home networking markets. Our core technology and expertise has enabled us to establish a viable long-term product roadmap within these three complementary markets.

Industry Overview

Growing Demand for High-Speed Network Access Creating Last Mile Bottleneck

   The volume of traffic transmitted over communications networks has grown dramatically in recent years. Consumers are seeking low-cost, high-speed access to Internet content and services that require transmission of large amounts of data such as highly graphical Web sites, audio, video and high-speed data. Businesses have even greater requirements for high-speed access in order to implement electronic commerce strategies or Web-based business models, and to provide telecommuting employees with the same capabilities they would experience at the office.

   As more consumers and businesses have begun to rely on the Internet and communications networks, the demand for access to these networks has accelerated. As a result, the number of devices and access lines leading into these networks has undergone dramatic growth. International Data Corporation, or IDC, estimates that in 1997, 15 million or 15% of United States' households had two or more access lines and that this number will grow to 34 million, or 30% of United States' households by 2002. A significant number of these additional access lines are being used to access the Internet and other communications networks. According to IDC, today nearly 70 million, or 86%, of home Internet users worldwide access the Internet via traditional analog telephone lines. In addition, the demand for access is increasing as more and more small businesses, self-employed individuals, and corporate telecommuters are regularly accessing the Internet and other communications networks. IDC estimates that there are 27 million households with at least one person doing some business-related work from home. Many users are demanding the same access speeds from their home offices that they experience at corporate locations.

   To meet the demand for high-speed, broadband data transmission, network service providers continue to upgrade the main transmission channels, or backbone, of their networks with faster equipment. While this network backbone is now capable of delivering data at very high speeds, an access bottleneck continues to exist between the telephone companies' central offices and the end users' homes or offices. These copper line connections between the central office and the end user are commonly known as the last mile. The last mile infrastructure was originally designed for low-speed analog voice traffic rather than high-speed digital data transmission. As a result, access to the Internet and private communications networks over the copper wire infrastructure of the last mile has typically been limited to data transmission rates of up to 56 Kbps using standard dial-up analog modems. At this rate, several minutes may be required to access a media rich website, and several hours may be required to transfer or download large files.

New Competition Driving Digital Subscriber Line Technologies as a Bottleneck Solution

   The local phone companies have continued to offer higher speed access services based on older technologies. However, the historical pricing structure has limited these services to larger businesses and has limited incentives for phone companies to deploy alternative technologies. The competitive environment started to change with the passage of the Federal Telecommunications Act of 1996 and was accelerated with the merger of AT&T and TCI. The Federal Telecommunications Act intensified the competitive environment by requiring local phone companies to lease portions of their networks, including the last mile, to other telecommunications service providers. These changes in competitive structures coincided with the maturation of digital subscriber line, or DSL, technology, enabling high-bandwidth data networking over the existing last mile of copper infrastructure. As a result, a number of companies, including Covad Communications, MCI WorldCom, NorthPoint Communications, Rhythms NetConnections and Sprint, are now deploying high-speed access services using DSL technologies to business and residences over the copper infrastructure owned by the local phone companies. In addition, AT&T has announced plans to offer broadband and interactive services, including telephone services, on a broad scale over TCI's cable systems over the next few years. In response to these competitive pressures, and in an effort to increase revenues and maintain their existing customer base, local phone companies are now also aggressively committing their resources to deploy DSL services.

   DSL enables data transmission speeds of 128 Kbps to 52 Mbps using the existing local loop copper wire infrastructure. DSL delivers "always on" availability, eliminating the tedious dial-up process associated with traditional analog modem technologies. DSL is a point-to-point technology that connects the end user to the local phone company's central office or to an intermediate hub. DSL equipment is deployed at each end of the copper wire and the transmission speed depends on the length and condition of the existing wire as well as the capabilities of the DSL equipment.

High Speed Access Driving Demand for New Networking Technologies

   As network access providers begin to deploy high-speed data access across the last mile to residences and businesses, opportunities for additional networking technologies have emerged. Two of these technologies are voice over packet, which allows integrated transmission of voice and data, and home networking, which enables users to share high bandwidth resources throughout the home.

   Voice Over Packet

   Voice over packet enables the transmission of multiple voice channels as well as data over a single copper line previously capable of transmitting only one voice channel. Voice over packet technology compresses voice signals into discrete packets of data which can be more efficiently transmitted. This technology represents a substantial opportunity for small to medium sized businesses to significantly reduce their costs for telephone services and for residences to easily add additional phone numbers. Voice over packet allows network access providers to offer both data and currently more lucrative voice services to these businesses and residences. According to Dataquest, while North American data services revenues from annual recurring retail subscriptions are projected to grow at a rate of 27% from 1999 to 2003 and were estimated to be $27 billion in 1999, revenues from telecommunications services in North America in 1999 were estimated to be $207 billion.

   Voice over packet also enables voice signals to be sent over communications networks originally designed for data transmission, in addition to over traditional telephone networks. Voice over packet utilizes one or more of the communications transmission protocols, such as asynchronous transfer mode or ATM, frame relay and Internet protocol or IP, which serve as the backbone of the numerous data transport networks. As the cost of data transmission has continued to decrease substantially below the cost of traditional voice transmission, the opportunity for methods of seamlessly sending voice across the different protocol-based data networks has become economically compelling.

   Home Networking

   As high speed access is more fully deployed, as the price of personal computers continues to decline and as the availability of network enabled devices and applications increases, opportunities are emerging for vendors to offer cost effective home networking solutions. Home networking allows multiple users to share high bandwidth resources throughout the home. This provides consumers with cost savings from sharing hardware, software and high speed Internet access, allowing a broader range of home computing applications, and increased convenience. According to Cahners In-Stat Group, the reasons consumers cited for desiring to own a home network were:

  .  Internet access sharing;

  .  printer sharing;

  .  file sharing;

  .  connecting laptop to work;

  .  home control;

  .  multiplayer gaming;

  .  distributed video; and

  .  remote monitoring or security.

   Emerging home networking technologies include both the Home Phoneline Networking Association or HPNA standard, which uses the existing telephone wiring of a home, and other standards based on wireless technology. Both of these solutions eliminate the need to add additional network wiring throughout the home.

The Challenges for Equipment Manufactures and Network Access Providers

   The commitment of equipment manufacturers and network access providers to solve the access bottleneck and develop the broadband access market has created a number of opportunities and challenges. As the bandwidth bottleneck eases, allowing greater data throughput at a lower cost, there is an emerging demand for new cost and time-saving technologies, such as voice over packet and home networking. However, the challenges of solving the bottleneck and providing these emerging applications remain significant. These challenges include the following:

   Constantly evolving technology and networking standards. Communications equipment manufacturers face significant challenges to ensure that their products interoperate with counterpart products of other manufacturers based on the same technology. Manufacturers often work together to create interoperability standards for products based on new technologies. However, changes in the market landscape or improvements in a given technology can cause changes to these standards, often requiring existing equipment to be upgraded or replaced.

   Size constraints. The size of the components and systems necessary to enable DSL is critical for several reasons. DSL equipment must physically fit within the local telephone company's existing infrastructrure. For example, residential phone lines often terminate at a digital loop carrier, or DLC, which is a fixed size box, holding equipment that aggregates a neighborhood's phone lines onto a higher speed channel for transmission to the central office. When a DLC is upgraded for DSL access, the physical size of the box limits the amount of DSL equipment which can be installed without replacing the DLC. In addition, high-speed modems for laptops and other mobile high speed access equipment must meet ever smaller size constraints.

   Power constraints. Low power consumption is critical for the addition of new equipment within existing communications systems. Service providers' equipment is often limited by a fixed level of available power, and any additions of equipment must operate efficiently within those limitations. Also, consumers desire high-speed modems which can be powered directly by their personal computer or laptop, without the need for external power supplies. This requires modems to function using low levels of power.

   Shorter product life-cycles. The adoption of new communications technologies is driving the need for more rapid introduction of new communications products. In this rapidly evolving environment, communications equipment manufacturers and their suppliers must have the flexibility to respond quickly in order to maintain market leadership.

   To meet these challenges, manufacturers of broadband voice and data communication equipment require vendors who provide "system-level" products. System-level products integrate components into a single product that are typically sold separately, such as software, mixed-signal integrated circuits, digital integrated circuits and algorithms. System-level products allow equipment manufacturers to reduce the time it takes for their products to reach the market and to focus their resources on adding features which differentiate their products from those of their competitors.

Solution

   We provide system-level products that enable broadband communications to the home and business enterprise. Our products integrate our programmable digital signal processor, our communications algorithms, our highly integrated mixed-signal microchip, our highly integrated digital semiconductor and our related software. We currently serve the DSL market and are leveraging our digital signal processor, algorithms and systems expertise to develop products for complementary markets. We have near-term plans to release products that target the voice over packet and home networking markets. This expertise has enabled us to establish a viable long-term product roadmap within these three complementary markets. Key features of our solution include:

   Flexibility due to programmable DSP architecture. Our products are designed based on our software-upgradable, proprietary digital signal processor, or DSP, architecture. Our communications-specific DSP architecture allows for implementation of communications algorithms in software, as opposed to hardware that cannot be reprogrammed. As a result, our solution allows remote upgrade of DSP algorithms, eliminating the need for costly hardware replacements and ensuring adaptability to evolving industry standards and flexibility to meet evolving demand for new features. The in-house expertise we built while developing our DSP architecture enables us to quickly offer customization for each customer's unique requirements throughout the life cycle of their products.

   High level of semiconductor integration reduces size. Through highly integrated design, we eliminate the need for peripheral components such as additional microprocessors and external memory, which substantially reduces the size of our customers' end-products. For example, one of our DSL products supports eight ports, or phone lines, with just two integrated circuits, compared to competing products which can require from 15 to 32 integrated circuits to service the same number of ports. This reduced size allows our customers' DSL infrastructure products to fit within the existing communications infrastructure. Additionally, we believe our business card-sized DSL modem is currently the smallest product of its type commercially available.

   Low power consumption. According to TeleChoice, our DSL solution offers the lowest per port power consumption in the industry. For our DSL modem products, low power consumption means that the modem can be powered by a desktop or laptop computer without an external power supply. For our DSL infrastructure products, lower power consumption allows network access providers to support a greater number of DSL lines within equipment supported by a fixed amount of available power. Our products also feature built-in sleep-mode power management to ensure operational efficiency.

   System-level products deliver fast time-to-market. We believe our products offer the most complete system-level solutions available to our target customers. Instead of obtaining integrated circuits, software and algorithms from different vendors and integrating the components themselves, our customers can use our solutions to deliver their products with little additional time or use of engineering resources. This complete solution provides manufacturers with the competitive edge they need to ensure fast time-to-market while retaining the flexibility to differentiate their products.

Strategy

   Our objective is to be the leading provider of system-level products for equipment manufacturers serving the broadband communications markets. Key elements of our strategy include the following:

   Target complementary high-growth broadband communications markets. Our strategy is to focus on complementary, high-growth broadband communications markets and to develop system-level solutions for applications in those markets. Our initial products are designed for the DSL infrastructure and customer premises market. We are also leveraging our core technologies to design and develop products for the voice over packet and the home networking markets. By targeting these complementary markets, which share common technologies and customers, we are able to more effectively utilize our existing engineering, sales and marketing resources.

   Strengthen and expand strategic relationships. We have established strategic relationships with key equipment manufacturers, including Accelerated Networks, Advanced Fibre Communications, Copper Mountain Networks, Creative Technologies, Lucent Technologies, NEC and Sumitomo Electric Industries. These companies are market and technology leaders within the broadband communications markets. Securing design wins with these leading manufacturers provides references for our products which helps to secure future sales with these and other manufacturers. Collaborating with these industry leaders also helps us to enhance our technological capabilities. We believe these strategic relationships are essential to our continued growth and the further development and acceptance of our technologies.

   Extend technology leadership. We have invested substantial resources to establish our technology leadership. We believe we are the first company to deliver a DSL infrastructure product which manages multiple ports and the first to deliver a DSL modem chipset which requires less than one watt of power. An important element of our technical leadership is our programmable digital signal processor, or DSP, and associated algorithms which are optimized for high bandwidth communications applications. This core technology can be extended through the manipulation of algorithms and software to develop multiple communications products for complementary markets.

   Leverage system-level expertise. Many of our system-level engineers have previous experience as employees of communication equipment manufacturers and are therefore very familiar with the requirements of, and challenges faced by, our customers. We combine this system-level engineering expertise with our expertise in integrated circuit, DSP, algorithm, and software design to develop products that allow our customers to optimize time-to-market, performance, and systems cost.

   Pursue strategic acquisitions. Our strategy is to enhance our growth capability by pursuing selective acquisitions. This strategy allows us to more rapidly obtain complementary technologies and engineering talent and to access key markets and customer relationships. We believe completing selective acquisitions will be important to remain competitive as a complete solutions provider to manufacturers of broadband communications equipment.

Products

   We currently target the DSL market with our DSL infrastructure and DSL customer premises equipment products and we are leveraging our technology expertise by developing products for markets that are complementary to the DSL market. We have near-term plans to release products that target the voice over packet and home networking markets.

DSL

   Each of our DSL products consists of two highly integrated semiconductor devices which include a mixed-signal (analog and digital) semiconductor and a digital semiconductor. The mixed-signal chip performs the functions of the analog front end, which translates signals between analog and digital formats. We believe our analog front end device contains the highest level of integration in the industry, replacing the multiple components used in competing solutions. Our digital chip, also among the most integrated designs in the industry, incorporates our proprietary software programmable DSP, which provides the flexibility for enhancements and upgrades. Based on this two-chip architecture our various DSL products offer numerous capabilities and features.

   DSL Infrastructure

   We offer two families of DSL infrastructure products: CopperLite CO and CopperFlite CO. These products are deployed at the local telephone company's central office, or CO, or in a residential neighborhood within the digital loop carrier, or DLC. Our DSL infrastructure products consist of the following:

CopperLite CO


                                                                           Introduction
 Product       Key Features                          Target Applications   Date

 CopperLite CO G.lite                                                      3rd quarter 1999
               8 ports
               Voice over PCM                        DSLAM
               Annex A                               Central office switch
               Very low power required (600mW/port)
                                                     Remote terminal
------------------------------------------------------------------------------
                                                                 -----------------------
 Universal     G.lite                                MDU                   3rd quarter 1999
 CopperLite CO 4 ports
               Voice over PCM
               Annex A & C
               Very low power required (600mW/port)


CopperFlite CO


 Product        Key Features                          Target Applications   Introduction Date

                Full Rate ADSL
 CopperFlite CO (G.DMT & T1.413 issue 2)                                    1st quarter 2000
                G.lite
                4 ports
                Voice over PCM                        DSLAM
                Annex A                               Central office switch
                Very low power required (950mW/port)
                                                      Remote terminal
--------------------------------------------------------------------------------
                                                                  ----------------------
                Full Rate ADSL
 Universal      (G.DMT & T1.413 issue 2)              MDU                   1st half 2000
 CopperFlite CO G.lite
                4 ports
                Voice over PCM
                Annex A & C
                Very low power required (950mW/port)

   DSL Customer Premises Equipment

   We offer four families of DSL customer premises equipment, or CPE, products:
CopperLite CPE, CopperFlite CPE, Optimizer and Flite Optimizer. These products are deployed as a modem for use with a personal computer or laptop or as a subsystem for devices such as gateways, routers or integrated access devices, all of which distribute network access for multiple appliances. Our DSL CPE products consists of the following:

CopperLite CPE


                                                                          Introduction
 Product                  Key Features                Target Applications Date

                                                                          4th quarter
 CopperLite CPE--UTOPIA   G.lite                      Residential gateway 1998
                          Annex A                     Set-top box
-----------------------------------------------------------------------------
                                                                 ---------------------
                                                                          3rd quarter
 Universal                G.lite                      Bridge/router       1999
 CopperLite CPE--UTOPIA   Annex A & C                 Integrated access
                                                       device


CopperFlite CPE


 Product                  Key Features                Target Applications Introduction Date

 CopperFlite CPE--UTOPIA  Full Rate ADSL                                   1st half 2000
                           (G.DMT & T1.413 issue 2)   Residential gateway
                          G.lite                      Set-top box
                          Annex A                     Bridge/router
-----------------------------------------------------------------------------
                                                                 -----------------------
 Universal                Full Rate ADSL              Integrated access    2nd half 2000
 CopperFlite CPE--UTOPIA   (G.DMT & T1.413 issue 2)    device
                          G.lite
                          Annex A & C


Optimizer


 Product                  Key Features                Target Applications Introduction Date

                                                                           4th quarter
 Optimizer--PCI           G.lite                                           1999
                          Annex A
                          PCI, Card Bus or Mini PCI   PCI card for
                           interfaces                 personal  computers
                                                      and
                          Soft V.90 modem interface    laptops
-----------------------------------------------------------------------------
                                                                 -----------------------
                                                                           1st quarter
 Universal                G.lite                                           2000
 Optimizer--PCI           Annex A & C                 Mini-PCI card for
                          PCI, Card Bus or Mini PCI    laptops
                           interfaces
                          Soft V.90 modem interface
-------------------------------------------------------------------------------------------
                                                                           3rd quarter
 Optimizer--USB           G.lite                                           1999
                          Annex A
                          Very low power required     Set-top box
                           (USB powered)              External modem
-----------------------------------------------------------------------------
                                                                 -----------------------
                                                                           4th quarter
 Universal                G.lite                                           1999
 Optimizer--USB           Annex A & C
                          Very low power required
                           (USB powered)

Flite Optimizer


                                                                    Introduction
 Product           Key Features              Target Applications    Date

 Flite             Full Rate ADSL (G.DMT &                           1st half
  Optimizer--PCI   T1.413 issue 2)
                   G.lite                                            2000
                   Annex A
                   PCI, Card Bus or Mini     PCI card for personal
                   PCI interfaces
                   Soft V.90 modem            computers and
                   interface                 laptops
--------------------------------------------------------------------------------
                                                                     -----------
 Universal         Full Rate ADSL (G.DMT &                           2nd half
                   T1.413 issue 2)
 Flite             G.lite                    Mini PCI card for       2000
  Optimizer--PCI                             laptops
                   Annex A & C
                   PCI, Card Bus or Mini
                   PCI interfaces
                   Soft V.90 modem
                   interface
--------------------------------------------------------------------------------
 Flite             Full Rate ADSL (G.DMT &                           1st half
  Optimizer--USB   T1.413 issue 2)
                   G.lite                                            2000
                   Annex A
                   Very low power required   Set-top box
                   (USB powered)
--------------------------------------------------------------------------------
                                                                     -----------
 Universal         Full Rate ADSL (G.DMT &   External modem          2nd half
                   T1.413 issue 2)
 Flite             G.lite                                            2000
  Optimizer--USB
                   Annex A & C
                   Very low power required
                   (USB powered)


   The following are descriptions of several of the key product features which have been listed above:

   Full Rate ADSL. Asynchronous digital subscriber line, or ADSL, allows data transmission rates of up to 8.2 Mbps from the network to a user, or downstream, and generally at a lower rate of up to 1.0 Mbps from the user to the network, or upstream. This tradeoff of allowing more data to flow downstream benefits users since they typically download more data from the network than they send upstream. Full rate is a version of ADSL which provides the highest data transmission rate available for ADSL. Our full rate ADSL products conform to the two most commonly used standard specifications for ADSL: G.DMT and T1.413 issue 2.

   G.lite. G.lite is a version of ADSL which typically transmits data at slower speeds than full rate ADSL, operating at speeds up to 1.5 Mbps downstream and up to 512 Kbps upstream. G.lite's advantage over full rate ADSL is that the technology requires no splitter at the user's premises to separate voice signals from the data channel. The practical benefit is that no technician need visit a user's home for installation.

   Annex A and Annex C. Annex A and Annex C designate two of the three different regional transmission standards used for all versions of ADSL. Annex C is the ADSL standard used in Japan. Annex A is the standard used by the rest of the world except for limited portions of Europe.

   Voice over PCM. Voice over pulse code modulation, or PCM, is a technology for delivering uncompressed voice channels over a single copper wire. Voice over PCM does not qualify as voice over packet since the voice channel is uncompressed. Additionally, voice over packet can accommodate substantially more voice channels over one wire and can transmit voice over a network originally designed to transmit data.

   USB Powered. Our products consume very low levels of power which allows power to be supplied directly from a computer's universal serial bus, rather than from an external power source as most DSL products are powered today.

   Soft V.90 Interface. The Soft V.90 interface feature enables our customers' products to capture the capability of a traditional 56 kbps analog modem, allowing a user to access the Internet where DSL is not available.

   The following are descriptions of a number of the target applications referred to above for our DSL products:

   Integrated access device / residential gateway. An integrated access device and a residential gateway combine multiple voice and data channels for transmission from a home or small business to the telephone company's central office.

   Set-top box. A set-top box processes transmissions from the traditional cable television infrastructure and delivers digital signals which can include voice, video or Internet access.

   PCI card. A peripheral component interconnect card allows additional components, such as a modem, to be added internally to a personal or laptop computer.

   Bridge / router. A bridge or router is a device that resides between network segments and forwards data to its appropriate destination.

   DSLAM. A digital subscriber line access multiplexer aggregates the data traffic from a substantial number of home telephone lines for transmission through a data network.

   Central office switch. A central office switch is a large computer that enables telephone subscribers to dial and make a connection with any other subscriber in the telephone network.

   Remote terminal. A remote terminal is a generic name for telecommunications equipment that is located outside of the central office. Remote terminals are typically connected to the central office by fiber optic links.

   MDU. A multi-dwelling unit, or MDU, aggregates multiple subscriber lines in an apartment complex or hotel, allowing multiple subscribers to access high speed Internet services.

Voice Over Packet

   We have near-term plans to offer products which enable voice transmissions over packet data technologies. Voice over packet allows multiple telephone channels to be compressed and transmitted simultaneously with data over a single copper line which previously carried only one telephone channel. It also allows voice transmissions to be delivered over networks originally designed to deliver only data. Today's data networks are based on efficient, cost effective transmission methodologies. Applying technology which allows the transmission of voice over the more efficient data networks could potentially reduce the cost of voice transmissions. These data networks use one of several packet transmission protocols which are methods for organizing and addressing data for transmission over the network. Our first product will allow voice transmissions over a data network using the asynchronous transfer mode, or ATM, protocol. Later products will allow voice transmission over a data network using alternative protocols, such as Frame Relay or Internet Protocol.


                                                                            Introduction
 Product           Key Features                Target Applications          Date

 Siren CO--VoATM   Voice over ATM              Digital loop carrier         2nd half 2000
-------------------------------------------------------------------
                                                                  ----------------------
 Siren CO--VoX     Voice over ATM              Residential gateway          1st half 2001
                   Voice over Frame Relay      Edge switch
                   Voice over Internet
                   Protocol                    Router
                                               Multiservice Platform
                                               DSLAM
-----------------------------------------------------------------------------------------
 Siren CPE         Voice over ATM              Integrated Access Device     2nd half 2000
                                               Private Branch Exchange
                                               Remote Access Server
                                               Residential Gateway

   The following are descriptions of several of the target applications for our voice over packet products:

   Edge switch. An edge switch manages the processing and delivery of data between two different types of networks.

   Router. A router is a device that resides between network segments and forwards data to its appropriate destination.

   Multi-service platform. Multi-service platform refers to communications infrastructure equipment which aggregates or processes information for multiple media applications. For example, a digital loop carrier which accommodates both voice and DSL communications, could be considered a multi-service platform.

   Private branch exchange. A private branch exchange is a computer server which manages telephone calls typically in a medium to large size business.

   Remote access server. A remote access server is a general term for a computer that makes its data available to other computers through a network connection.

Home Networking

   We have near-term plans to offer products for the home networking market. Home networking allows multiple users to share high bandwidth resources throughout the home. This provides consumers with cost savings from sharing hardware, software and high speed Internet access and allows a broader range of home computing applications as well as increased convenience. Emerging home networking technologies include the Home Phoneline Networking Association or HPNA standard, which uses the existing telephone wiring of a home, and other standards based on wireless technology. These solutions eliminate the need to add additional network wiring throughout the home.


                                                                                       Introduction
 Product           Key Features                           Target Applications          Date

 HPNA--PCI            Compliance with the HPNA standard   PCI card for personal        2nd half 2000
                      PCI or Mini-PCI interfaces          computers and  laptops
                                                          Mini-PCI card for notebook


Technology

   Our primary competitive advantage is found in our technology expertise in several key areas. These areas of expertise include our system-level knowledge, our programmable DSP core, our signal processing algorithms, our digital chip design capability, our mixed-signal chip design capability and our system-level software. Together, these capabilities have enabled us to provide system-level communications products which have:

  .  flexibility due to programmability;

  .  low power consumption; and

  .  small size.

   System-level knowledge. Most of our system-level engineers have previous experience as employees of communication equipment manufacturers and are therefore very familiar with the requirements of and challenges faced by our customers. We combine this system-level engineering expertise with our expertise in integrated circuit, DSP, algorithm, and software design to develop products that allow our customers to optimize time-to-market, performance, and systems cost.

   Software programmable DSP core. A cornerstone of our technology is our internally developed, software programmable DSP core. A digital signal processor, as it relates to communications applications, encodes digital data for transmission over bandwidth limited media such as copper telephone lines, and recovers the encoded data at the receiving end. Our DSP is optimized for communications applications and provides high processing bandwidth with low power requirements. This DSP can be programmed for several different applications such as DSL, voice over packet and home networking. We currently use this core technology in every product line that is being developed within our company. This DSP technology gives us the advantage of field programmability and upgradability of devices for future standards.

   Signal processing algorithms. A key component of our continued success is the expertise that we have developed in the areas of communications algorithms. Communications algorithms are the processes and techniques used to transform a digital data stream into a specially-conditioned analog signal suitable for transmission across copper telephone wires. Our signal processing engineers, many of whom are PhDs, have a thorough understanding of and practical experience in the process of transmitting and receiving a digital data stream in analog form. We also have significant experience developing algorithms which enable voice compression, echo cancellation and telephony signal processing. This expertise has allowed our engineers to design highly efficient algorithms which enable us to produce high performance, reprogrammable and low power consuming products.

   Digital chip design. We have digital chip design experts with many years of experience in the area of high complexity and high speed digital chip development. We perform both the logic design and the physical layout design for our products. All of our chips are designed and manufactured using the latest development tools and silicon process technologies. This design expertise has enabled us to develop our high performance, low power consuming digital chips.

   Mixed-signal chip design. Our team of analog engineers has developed numerous analog circuits for the communications industry and has substantial experience in signal conversion techniques. This experience has enabled us to develop our mixed-signal chip. This mixed-signal chip performs the functions of the analog front end, which translates signals between analog and digital formats. We believe our analog front end device contains the highest level of integration in the industry, replacing the multiple components used in competing DSL solutions and also supporting multiple telephone lines for DSL infrastructure products.

   System software. Our software engineers have expertise in developing code that addresses the needs of network equipment manufacturers and service providers. Our knowledge of network operation and architectures allows us to write software that ensures that our products are interoperable with communications equipment vendors' products. In addition, our understanding of various operating systems and personal computer environments allows us to create software that provides for simple installation and operation.

Customers

   We sell our products to broadband access equipment vendors. We have either shipped products in significant volumes to or secured a design win with the companies listed below. We count a design win after a company has purchased one of our reference designs, sampled our products, and informed us of its intention to purchase our product for use in one of their products.

  Market Sectors                                      Company

  DSL Infrastructure       Accelerated Networks*           NEC
                           Advanced Fibre Communications   MediaLink Communications
                           Copper Mountain Networks        Mitsubishi Electric
                           Interspeed*                     Promatory Communications
                           LG Information and              Sumitomo Electric Industries
                           Communications
                           Lucent Technologies             Sungmi Telecom Electronics
---------------------------------------------------------------------------------------
  DSL Customer             Askey Computer                  GVC*
  Premises Equipment       Aztech Systems*                 NEC
                           CIS Technology                  Sumitomo Electric Industries
                           Creative Technologies


   Companies designated by an asterisk (*) are customers with whom we have a design win, but to whom we have not yet shipped products for production of their products.

   For the year ended December 31, 1999, Sumitomo Electric Industries and NEC were our largest customers and accounted for 34.4% and 21.1%, respectively, of our total revenue.

Sales and Marketing

   Our sales and marketing strategy is to achieve design wins with technology leaders in each of our targeted broadband communications markets by, among other things, providing superior application and engineering support. We believe that providing comprehensive product service and support is critical to shortening our customers' design cycles and maintaining a competitive position in our targeted markets. We market and sell our products through our direct sales force and through our independent manufacturers' representatives. Our sales managers are dedicated to principal customers to promote close cooperation and communication. Representatives support the sales managers by providing leads, nurturing customer relationships, closing design wins and securing customer orders.

   We manage a number of marketing programs designed to communicate our capabilities and benefits to broadband access equipment manufacturers. Our Web site is an important marketing tool where a wide range of information is available including product information, white papers, application notes, press releases, and contributed articles. In addition, we participate in industry trade shows, technical conferences and technology seminars, conduct press tours and publish technical articles in industry journals.

Research and Development

   We have assembled a core team of experienced engineers and technologists, many of whom are leaders in their particular field or discipline. As of January 31, 2000, we had 74 research and development employees. These employees are involved in advancing our core technologies, as well as applying these core technologies to product development activities in our targeted markets.

   We believe that the achievement of higher levels of integration, functionality and performance and the introduction of new products in our target markets is essential to our growth. As a result, we plan to increase research and development staffing levels in 2000 and 2001. Research and development expense for 1998 and 1999 was approximately $7.9 million and $11.6 million respectively.

Operations and Manufacturing

   We outsource the fabrication, assembly and testing of our semiconductor devices. This fabless model allows us to focus our resources on the design, development and marketing of our products. We manage the production of our chips through our operations and manufacturing services group which is comprised of six functions. These functions include technology engineering, analog test engineering, digital test engineering, quality and reliability, manufacturing and information systems and facilities.

   We source our semiconductor fabrication from three of the world's largest foundries: Mitsubishi Electric, United Microelectronics Corporation and Taiwan Semiconductor Manufacturing Corporation. Our manufacturing strategy is to qualify and utilize multiple facilities within a given foundry partner for the fabrication of a given semiconductor device. This second source strategy seeks to ensure production and performance consistency which is critical for our products while maintaining multiple channels of supply.

   The primary vendor for the assembly and testing of our products is ST Assembly Test Services. We have qualified and utilized other vendors as a second source for the packaging and testing of our products. Amkor/Anam Group and Siliconware Precision Industries Company, Limited provide additional assembly services and additional testing services are provided by Digital Testing Services and Advanced Semiconductor Engineering.

Competition

   Although we produce system-level products, we primarily compete with vendors of semiconductor devices for the DSL market. We believe that the principal factors of competition for semiconductor vendors to these markets are product capabilities, level of integration, performance and reliability, power consumption, price, time-to-market, system cost, intellectual property, customer support and reputation. We believe we compete favorably with respect to each of these factors.

   We compete with a number of major domestic and international suppliers of semiconductors for both DSL central office and customer premises equipment and with suppliers of semiconductors for equipment enabling voice over packet. Our principal competitors that supply semiconductors for the DSL market include Alcatel Microelectronics, Analog Devices, Conexant Systems, GlobeSpan, Lucent Microelectronics, ST Microelectronics and Texas Instruments.

   Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than us. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, our competitors may in the future develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost. We cannot assure you that we will be able to compete successfully against current or potential competitors, or that competition will not have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property

   We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how. To date, we have been granted two U.S. patents and have an additional 12 U.S. patent applications pending and one additional international patent application pending.

   Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of such intellectual property is individually critical to our current operations. However, taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. There can be no assurance that any necessary licenses will be available on reasonable terms.

   In December 1999 we entered into a license agreement with MIPS Technologies to use their core processor. None of our products currently shipping use the MIPS core processor, however we plan to use the MIPS core processor in several of our future products.

Employees

   As of January 31, 2000, we had a total of 127 employees, of whom 79 are engineers. Twenty-three of our employees have advanced degrees including 11 PhDs. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good. Our future performance depends in significant part upon the continued service of our key personnel, none of whom is bound by an employment agreement requiring service for any definite period of time. Our future success also depends on our continued ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel. Competition for such qualified personnel is intense. See "Risk Factors-- Competition for qualified personnel in our industry is intense, and if we are not successful in attracting these personnel, our business would be harmed."

Facilities

   Our principal executive and corporate offices are located in Fremont, California, in approximately 40,000 square feet of leased office space under a lease that expires in April 2004. In addition, under this lease we have the option to lease an additional 17,500 square feet. We also have an option to extend the term of this lease for an additional 5 years, through April 2009. We believe our space is adequate for our current operations and that additional leased space can be obtained on commercially reasonable terms if needed.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of February 15, 2000.

 Name                                 Age Position
 ----                                 --- --------
 Faraj Aalaei........................  38 Chief Executive Officer and Director
 Shahin Hedayat......................  39 President and Director
                                          Vice President and Chief Financial
 John W. Luhtala.....................  57 Officer
 Surendra B. Mandava.................  42 Vice President, Engineering
 Jon S. Sherburne....................  49 Vice President, Worldwide Sales
 William F. Mackenzie................  33 Vice President, Operations
 Kamran Elahian(1)...................  45 Director and Chairman of the Board
 Irwin Federman(1)...................  64 Director
 Robert C. Hawk(2)...................  60 Director
 Lip-Bu Tan(2).......................  40 Director

---------------------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Faraj Aalaei is our Chief Executive Officer and one of our co-founders. Mr. Aalaei served as our Vice President, Marketing and Business Development, from our inception in February 1997 until January 2000, when he was named Chief Executive Officer. Prior to helping found our company, Mr. Aalaei was the Director of Access Products at Fujitsu Network Communications, Inc., a designer and manufacturer of fiber-optic transmission and broadband switching platforms, from October 1993 to March 1997. Mr. Aalaei also designed advanced telecommunications products at AT&T Bell Laboratories, a telecommunications company, from May 1985 to October 1993. Mr. Aalaei received a B.S. in Electrical Engineering from Wentworth Institute of Technology, an M.S. in Electrical Engineering from the University of Massachusetts and an M.B.A. from the University of New Hampshire.

   Shahin Hedayat is our President and one of our co-founders. Mr. Hedayat served as our Vice President, Engineering, Chief Technical Officer and a Director from our inception in February 1997 until January 2000, when he was named President. Mr. Hedayat has more than 15 years experience in the semiconductor industry. From September 1985 to February 1997, Mr. Hedayat held various positions at Cirrus Logic, including Vice President of Engineering for Computer Telephony products. He was the architect of V.32bis and V.34 products, which achieved multi-million unit shipments. Mr. Hedayat holds six U.S. patents. Mr. Hedayat holds a B.S. and an M.S. in Electrical Engineering from the University of Michigan at Ann Arbor.

   John W. Luhtala joined us as Vice President and Chief Financial Officer in December 1999. Prior to joining Centillium, Mr. Luhtala was Senior Vice President of Operations and Chief Financial Officer at Santa Cruz Operations
(SCO), a $223-million supplier of UNIX operating systems. Prior to SCO, Mr. Luhtala was Chief Financial Officer and Vice President of Mergers, Acquisitions, and Joint Ventures for SyQuest Technology, a $300-million manufacturer of removable cartridge disk drives. Before SyQuest, Mr. Luhtala spent nine years with Amdahl Corporation in various financial management positions, including International Treasury Manager, Director of Finance for Amdahl France, Assistant Controller, and Director of Finance for Compatible Systems. Prior to Amdahl, Mr. Luhtala held various international and domestic management positions with Sensormatic Electronics, US Leasing International, and Richardson-Vicks. Mr. Luhtala holds a B.A. from Bradley University, a J.D. from New York University and an M.B.A. from Stanford University.

   Surendra B. Mandava is one of our co-founders, and has served as our Vice President, Engineering, since December 1999. He had served as our Director of Design Engineering since we commenced operations in February 1997. From November 1992 to February 1997, Mr. Mandava held various positions at Cirrus Logic, including Manager, Integrated Circuit Design. Mr. Mandava holds a M.S. in Electrical Engineering from the Indian Institute of Technology and a B.S. in Electronics & Communications from the Regional Engineering College in Trichy, India.

   Jon S. Sherburne has served as our Vice President for Worldwide Sales since September 1999. Prior to joining Centillium, Mr. Sherburne was Vice President of Worldwide Sales at Maker Communications, Inc. Jon Sherburne joins Centillium after spending the last two years with Maker Communications, a manufacturer of semiconductor ICs for communications equipment. Prior to Maker, Mr. Sherburne spent nine years with VLSI Technology in various positions, including Director of Apple Worldwide Sales, Vice President of North American Computer and Government Sales and Technology Centers, and Vice President of Western U.S. Sales and Technology Centers. Prior to VLSI, Sherburne held various management and engineering positions at Advanced Micro Devices and Texas Instruments.

   William F. Mackenzie has served as our Vice President, Operations and Manufacturing Services since May 1998. Mr. Mackenzie was Corporate Director of Customer Quality and Reliability Systems at LSI Logic from March 1996 to May 1998 and worked at LSI Canada as Director of Operations from August 1990 to March 1996. Mr. Mackenzie also served as Manager of Process Engineering, Motorola Semiconductors, Inc. in Scotland. Mr. Mackenzie holds a B.Sc. (Hon.) in Applied Physics from the University of Strathclyde in Scotland.

   Kamran Elahian is one of our co-founders and has served as our Chairman of the Board since our inception in February 1997. Mr. Elahian has co-founded several Silicon Valley companies since 1981, including CAE Systems, Inc., a computer-aided engineering software company, Cirrus Logic Inc., a semiconductor company, and Momenta Corporation, a pen-based computer company. In addition to his duties as Chairman of the Company, Mr. Elahian is the Chairman of NeoMagic Corporation, a semiconductor company, Chairman of PlanetWeb, Inc., an Internet software company, and Chairman of Schools Online, a not for profit company. Mr. Elahian holds a B.S. in Computer Science, a B.S. in Mathematics and an M.E. in Computer Graphics from the University of Utah.

   Irwin Federman has served on our Board of Directors since May 1998. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman serves on the boards of directors of SanDisk Corporation, a solid-state storage system company, Komag, Inc., a storage media manufacturer, MMC Networks, Inc., a network system component company, Netro Corporation, a wireless communication equipment company, CheckPoint Software Technologies, Ltd., a network security software company, QuickLogic Corporation, a semiconductor company, and several privately-held companies. He holds a B.S. in Economics from Brooklyn College and an honorary Doctorate of Engineering Science from Santa Clara University.

   Robert C. Hawk has served on our Board of Directors since November 1997. Mr. Hawk is President of Hawk Communications, Inc., a telecommunications company, and recently retired as President and Chief Executive Officer of U.S. West Multimedia Communications, Inc., where he headed the cable, data and telephone communications business from 1985 to 1996. Previously, he was President of the Carrier Division of U.S. West. Mr. Hawk also served as Vice President of Marketing and Strategic Planning for CXC Corporation, and as a director of Advanced Systems Development for AT&T/American Bell, a telecommunications company. Mr. Hawk currently serves on the boards of Xylan Corporation, PairGain Technologies, Inc., Premisys Communications, Concord Communications, and Radcom, Inc. Mr. Hawk holds a B.A. in Business Administration from the University of Iowa and an M.B.A. from the University of San Francisco.

   Lip-Bu Tan has served on our Board of Directors since April 1997. Since 1984, Mr. Tan has been a General Partner of the Walden Group and Chairman of Walden International Investment Group. Mr. Tan is currently a director of Creative Technologies Ltd., MediaRing.com, Inc., Integrated Silicon Solutions, Inc., and several privately-held companies. Mr. Tan holds a B.S. in Physics from Nanyang University, Singapore, an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco.

Board of Directors

   Our board of directors currently consists of six members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified board of directors. In accordance with the terms of our certificate, our board of directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

  . Class I consists of Robert C. Hawk and Irwin Federman, who will serve until the annual meeting of stockholders to be held in 2001;

  . Class II consists of Kamran Elahian and Lip-Bu Tan, who will serve until the annual meeting of stockholders to be held in 2002; and

  . Class III consists of Faraj Aalaei and Shahin Hedayat, who will serve until the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee consists of Irwin Federman and Kamran Elahian. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of Lip-Bu Tan and Robert Hawk. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

Compensation Committee Interlocks and Insider Participation

   Our board of directors established the compensation committee in April 1999. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee.

Director Compensation

   Effective upon the closing of this offering, our non-employee directors will be eligible to receive grants of options to purchase our common stock pursuant to a fixed formula under our 1997 Stock Plan, as amended. Upon the closing of this offering, each current non-employee director will automatically receive an option to purchase 20,000 shares of our common stock. Each individual that becomes a non-employee director following this offering will be granted an option to purchase 20,000 shares of our common stock on the date that such person becomes a director. The shares subject to each of these options will vest and become fully exercisable in equal annual installments over a four year period following the date of grant. Additionally, beginning at our annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto will receive an option to purchase 5,000 shares of our common stock. The shares subject to each of these options will fully vest and become fully exercisable on the first anniversary of the date of grant.

following the date of grant. The exercise price per share for all options automatically granted to directors under our 1997 Stock Plan, as amended, will be equal to the market price of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time following the date the option holder ceases to be a director or consultant.

   Employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan and to receive discretionary grants under our 1997 Stock Plan, as amended.

Executive Compensation

 Summary Compensation Table

   The following table sets forth information regarding compensation for the fiscal year ended December 31, 1999 that we paid for services rendered by our current Chief Executive Officer, our other executive officers who earned more than $100,000 during 1999 and our former Chief Executive Officer.

                                                                     Long-Term
                                                        Annual      Compensation
                                                     Compensation      Awards
                                                   ---------------- ------------
                                                                     Securities
                                                                     Underlying
Name and Principal Position                         Salary   Bonus    Options
---------------------------                        -------- ------- ------------
Faraj Aalaei(1)................................... $144,139 $20,000       --
 Chief Executive Officer

Shahin Hedayat.................................... $145,022     --        --
 President

William F. Mackenzie.............................. $148,822     --     30,000
 Vice President, Operations

Surendra B. Mandava............................... $127,771     --        --
 Vice President, Engineering

Travis White(2)................................... $275,000     --        --
 Former Chief Executive Officer

---------------------
(1) Mr. Aalaei became our Chief Executive Officer in January 2000. All information in this table relates to compensation paid to Mr. Aalaei during 1999 for his services as Vice President, Marketing and Business Development.

(2) Mr. White was our Chief Executive Officer from April 1998 through January 2000. All information in this table relates to compensation paid to Mr. White during 1999 for his services as Chief Executive Officer.

 Option Grants in 1999

   During 1999 we granted options to purchase an aggregate of 2,106,600 shares of our common stock to our employees, directors and consultants. All options were granted under our 1997 Stock Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

   Of the executive officers named in the table above, only Mr. Mackenzie received a grant of options during 1999. The following table sets forth information relating to Mr. Mackenzie's grant, including the potential realizable value of the grant at the end of the option term assuming that the fair market value of our common stock appreciates at assumed rates of 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future common stock price.

                                                                     Potential Realizable
                                                                       Value at Assumed
                         Number of  % of Total                          Annual Rates of
                         Securities   Options                         Stock Appreciation
                         Underlying Granted to  Exercise                for Option Term
                           Option    Employees    Price   Expiration ---------------------
Name                       Grant    During 1999 Per Share    Date        5%        10%
----                     ---------- ----------- --------- ---------- ---------- ----------
William F. Mackenzie....   30,000       1.4%      $1.60    8/12/09      $30,187    $76,500

 Aggregate Option Exercises in 1999 and Option Values at December 31, 1999

   The following table sets forth information concerning stock options held by the executive officers named in the summary compensation table above at December 31, 1999. The value of unexercised in-the-money options is based on a value of $3.00 per share, the fair market value of our common stock at December 31, 1999, as determined by our board, less the per share exercise price. All options were granted under our 1997 Stock Plan.

                                                       Number of Securities                Value of Unexercised
                                                  Underlying Unexercised Options          In-the-Money Options at
                                                       at December 31, 1999                  December 31, 1999
                         Shares Acquired  Value   ------------------------------------   -------------------------
                           On Exercise   Realized  Exercisable         Unexercisable     Exercisable Unexercisable
                         --------------- -------- -----------------   ----------------   ----------- -------------
William F. Mackenzie....      65,625       --                 117,500                --  $  305,500       --
                              21,875
Travis White............     150,000       --                 506,757                --  $1,317,569       --
                             125,000

   The shares acquired by Messrs. Mackenzie and White during 1999 upon exercise of options are subject to repurchase options by us which lapse as the shares vest. There was no value realized by Messrs. Mackenzie or White upon exercise of these options because the fair market value on the date of exercise had not changed from the fair market value on the date of grant, as determined by our board.

   All options issued under our 1997 Stock Plan to our executive officers are immediately exercisable upon grant, although the shares issued upon exercise are subject to our right to repurchase them, which right lapses over time as the shares vest. Therefore, all options held by Messrs. Mackenzie and White as of December 31, 1999 were exercisable, subject to our repurchase option.

Benefit Plans

 1997 Stock Plan

   Our 1997 Stock Plan was adopted by the board of directors and our stockholders in March 1997. In July 1997, the 1997 Stock Plan was amended to increase the number of shares of common stock available for issuance under the plan from 1,000,000 to 2,000,000. In March 1998, the 1997 Stock Plan was amended to further increase the number of shares of common stock available for issuance under the plan to 2,930,257. In

May 1998, the 1997 Stock Plan was amended to further increase the number of shares of common stock available for issuance under the plan to 5,430,257. The 1997 Stock Plan was further amended in December 1999 to increase the number of shares available for issuance under the plan to 6,930,257 shares.

   As of December 31, 1999, options to purchase an aggregate of 3,390,257 shares were outstanding, 2,190,098 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 1,353,652 shares were available for future grant.

   In February 2000, our board of directors amended and restated the 1997 Stock Plan to:

  . Increase the number of shares of common stock available for issuance under the plan to 10,000,000;

  . Provide for the number of shares available for issuance under the plan to be increased annually, on the first day of our fiscal year beginning 2001, by an additional amount equal to the lesser of 3.0 million shares, 5.0% of the number outstanding shares of common stock on the date of the annual increase, or a lesser amount determined by our board of directors; and

  . Provide for the automatic grants of stock options to non-employee directors. See "Management-- Board of Directors--Director Compensation."

We expect to our stockholders to approve these amendments in March 2000.

   Our 1997 Stock Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. This plan may be administered by the board of directors or a committee appointed by the board. The committee may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise price, the number of shares subject to the award and the exercisability thereof, forms of agreement for use under the plan and interpretation of plan terms.

   The committee determines the exercise price of options granted under the 1997 Stock Plan, but with respect to non statutory stock options intended to qualify as "performance based compensation" within the meaning of 162(m) of the Internal Revenue Code, and all incentive stock options the exercise price must at least equal the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The committee determines the term of options granted under the 1997 Stock Plan, except the term of incentive stock options may not exceed ten years

   An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may generally exercise options in the three-month period following such cessation, unless such options terminate or expire sooner. The three-month period is generally extended to twelve months for terminations due to death or total and permanent disability. In the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor company may either assume or substitute outstanding options or stock purchase rights. If any options stock purchase rights are not assumed or substituted, the committee will provide notice to each optionee that he or she has the right to exercise the option, or stock purchase right as to all shares subject to the option or stock purchase right for a period of 15 days from the date of such notice. The 1997 Stock Plan will terminate in 2010, unless sooner terminated by the board of directors.

   The price to be paid for the shares granted pursuant to stock purchase is determined by the committee. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price shall be the original purchase price paid by the purchaser. The repurchase option shall lapse at a rate determined by the committee. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a stockholder.

  Automatic option grants to non-employee directors. The 1997 Stock Plan generally provides for an automatic initial grant of an option to purchase 20,000 shares of our common stock to each person who first becomes a non-employee director on or after the effective date of this offering. After the initial grant, each non-employee director will automatically be granted subsequent options to purchase 5,000 shares of our common stock each year on the date of our annual stockholder's meeting, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will fully vest in equal annual installments over the four year period from the grant date, and each subsequent option grant will fully vest on the first anniversary of the grant date. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

 2000 Employee Stock Purchase Plan

   Our board of directors adopted our 2000 Employee Stock Purchase Plan in February 2000. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning in 2001, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year or 400,000 shares or such lesser amount as may be determined by the board. The board of directors or a committee appointed by the board administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

   Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such an employee:

  . immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock, or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   Our purchase plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive six month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or after October 31, 2000.

   The purchase plan permits participants to purchase common stock through payroll deductions of up to 10.0% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is generally 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period or
(ii) at the end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

   The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

   The purchase plan will terminate in 2010. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

 401(k) Plan

   In March 1997, we adopted a 401(k) Profit Sharing Plan and Trust covering our eligible employees. The 401(k) Profit Sharing Plan and Trust excludes nonresident alien employees. The 401(k) Profit Sharing Plan and Trust is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Profit Sharing Plan and Trust by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Profit Sharing Plan and Trust qualifies under Section 401(k) of the United States tax code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) Profit Sharing Plan and Trust. The 401(k) Profit Sharing Plan and Trust permits us, but does not require us, to make additional matching contributions on behalf of all participants. To date, we have not made any contributions to the 401(k) Profit Sharing Plan and Trust.

Limitations on Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

Sales of Stock

   Since our inception in February 1997, we have issued and sold shares of our capital stock in private placement transactions as follows:

  . 8,000,000 shares of restricted common stock at a price of $0.001 per share in February 1997;

  . 1,680,000 shares of Series A preferred stock at a price of $0.50 per share in April 1997;

  . 500,000 shares of Series B1 preferred stock at a price of $2.00 per share in September 1997;

  . 1,500,000 shares of Series B1 preferred stock at a price at $2.00 per share in June 1998;

  . 800,000 shares of Series B2 preferred stock at a price of $2.50 per share;

  .  972,250 shares of Series B3 preferred stock at $4.00 per share in July
     1997;

  .  1,151,482 shares of Series B3 at a price of $4.00 per share in September
     1997;

  . 1,127,000 shares of Series B3 preferred stock at a purchase price of $4.00 per share in October 1997;

  . 108,750 shares of Series B3 preferred stock at a price of $4.00 per share in April 1998;

  . 7,610,754 shares of Series C preferred stock at a price of $5.00 per share in April 1999;

   All shares of preferred stock will convert into common stock on a 1-for-1 basis on the closing of this offering. The following table summarizes the shares of capital stock purchased by executive officers, directors and 5% stockholders in these private placement transactions, although this table does not necessarily reflect currently outstanding amounts:

                                    Series A  Series B1 Series B2 Series B3 Series C
                           Common   Preferred Preferred Preferred Preferred Preferred
   Name of Purchaser        Stock     Stock     Stock     Stock     Stock     Stock
   -----------------      --------- --------- --------- --------- --------- ---------
Kamran Elahian..........  1,573,187      --         --       --        --         --
Shahin Hedayat..........  2,510,493      --         --       --        --         --
Faraj Aalaei............  1,305,440      --         --       --        --         --
Surendra B. Mandava.....  1,305,440      --         --       --        --         --
Anthony O'Toole.........  1,305,440      --         --       --        --         --
Robert C. Hawk..........        --       --         --       --        --      15,000
Entities affiliated with
 Walden International
 Investment Group.......        --   500,000  1,000,000      --    325,000    550,000
Entities affiliated with
 U.S. Venture Partners..        --   500,000  1,000,000      --    250,000    550,000
Entities affiliated with
 Vertex Management......        --       --         --   800,000   500,000    380,000
GM Investment Management
 Corp...................        --       --         --       --        --   1,600,000

Affiliated Relationships

   Mr. Tan, a member of our board of directors, is affiliated with Walden International Investment Group. Mr. Federman, a member of our board of directors, is affiliated with U.S. Venture Partners. Mr. Lee, a member of our board of directors, is affiliated with Vertex Management.

Grants of Options

   From our inception in February 1997 through December 31, 1999, we have granted options to purchase our common stock to our directors and executive officers as follows:

                                                                       Exercise
                                                    Date of  Number of   Price
                         Name                        Grant    Options  Per Share
                         ----                       -------- --------- ---------
   Robert C. Hawk.................................. 11/24/97   49,500    $0.40
   William F. Mackenzie............................  6/16/98  175,000    $0.40
                                                     8/12/99   30,000    $1.60
   Jon Sherburne................................... 10/13/99  215,000    $2.00
   John W. Luhtala.................................  12/9/99  175,000    $3.00

Offers of Employment

   John W. Luhtala, our Chief Financial Officer, is party to an offer letter with us dated November 30, 1999. Under the terms of the offer letter, in the event that we experience a change in control, following which Mr. Luhtala's employment is terminated or his duties significantly reduced, the vesting of Mr. Luhtala's stock options will be accelerated by one year.

   Jon S. Sherburne, our Vice President for Worldwide Sales, is party to an offer letter with us dated August 17, 1999. Under the terms of the offer letter, in the event we experience a change in control, following which Mr. Sherburne's employment is terminated or his duties significantly reduced, the vesting of Mr. Sherburne's stock options will be accelerated by one year.

Indemnification Agreements

   We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Agreement with Former Chief Executive Officer

   Travis White, our former Chief Executive Officer, resigned from our company in January 2000. In connection with the termination of Mr. White's employment relationship with us, we entered into an Agreement and Mutual Release with Mr. White on February 2, 2000. Under the terms of the agreement, in exchange for a release by Mr. White of all potential claims against us, we have agreed to pay Mr. White a total of $225,000 over the next year. In addition, we agreed to accelerate the vesting of 295,693 of Mr. White's 506,757 stock options which were unvested at the time of the termination of his employment. The remaining 211,064 unvested stock options held by Mr. White were canceled.

Future Agreements

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent, disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect the sale of common stock offered hereby by the following:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  .  each of our executive officers named in the compensation table above;

  .  each of our directors; and

  .  all directors and executive officers as a group.

   As of December 31, 1999, there were 25,769,077 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is Centillium Communications, Inc., 47211 Lakeview Boulevard, Fremont, CA 94538.

                                              Percentage of Shares
                          Shares Beneficially  Beneficially Owned  Percentage of Shares
    Name or Group of          Owned Prior         Prior to the      Beneficially Owned
   Beneficial Owners        to the Offering         Offering        After the Offering
   -----------------      ------------------- -------------------- --------------------
5% Stockholders
Entities affiliated with
 Walden Ventures(1).....       2,375,000               9.2%
 750 Battery Street #700
 San Francisco, CA 94111
Entities affiliated with
 U.S. Venture
 Partners(2)............       2,300,000               8.9%
 2180 Sand Hill Road
 Menlo Park, CA 04025
Entities affiliated with
 Vertex Management(3)...       1,680,000               6.5%
 Three Lagoon Drive,
  Suite 220
 Redwood City, CA 94065
The Chase Manhattan
 Bank, as Trustee for
 the First Plaza Group
 Trust..................       1,600,000               6.2%
 767 Fifth Avenue
 New York, NY 10153

Anthony O'Toole(4)......       1,305,440               5.1%

Directors and Executive
 Officers
Shahin Hedayat..........       2,510,493               9.7%
Kamran Elahian..........       1,573,187               6.1%
Faraj Aalaei............       1,305,440               5.1%
Surendra B. Mandava.....       1,305,440               5.1%
Jon Sherburne(5)........         215,000               0.8%
William F.
 Mackenzie(6)...........         205,000               0.8%
John W. Luhtala(7)......         175,000               0.7%
Robert C. Hawk(8).......          64,500               0.3%
All directors and
 executive officers as a
 group (8 persons)......       7,354,060              28.4%

---------------------
(1) Consists of 1,115,910 shares held by Pacven Walden Ventures III, L.P., 675,000 shares held by Seed Ventures II, Ltd., 212,727 shares held by Asian Ventures Capital Investment Corporation, 196,363 shares held by TWG Investment LDC, 135,000 shares held by O,W&W Investments Ltd., and 40,000 shares held by OCBC, Wearnes & Walden Investments (Singapore) Ltd.

(2) Consists of 2,070,000 shares held by U.S. Ventures V, L.P., 115,000 shares held by USVP V International, L.P., 62,900 shares held by 2180 Associates Fund V, L.P., and 52,100 shares held by USVP V Entrepreneur Partners L.P.

(3) Consists of 650,000 shares held by Vertex Technology Fund Pte. Ltd, 650,000 shares held by Vertex Asia Limited, and 380,000 shares held by Vertex Technology Fund II Limited.

(4) Mr. O'Toole is one of our co-founders, and is also currently one of our employees.

(5) Consists of shares received on early exercise of stock options. These shares are subject to a repurchase option by us which lapses as the shares vest.

(6) Consists of 87,500 shares received on early exercise of stock options, which shares are subject to a repurchase option by us which lapses as the shares vest, and an additional 117,500 shares subject to options that are immediately exercisable subject to a repurchase option by us which lapses as the shares vest.

(7) Consists of shares subject to options that are immediately exercisable subject to a repurchase option by us which lapses as the shares vest.

(8) Consists of 49,500 shares received on early exercise of stock options, which shares are subject to a repurchase option by us which lapses as the shares vest, and 15,000 shares of Series C preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of up to 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, $0.001 par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of December 31, 1999, 10,318,841 shares of common stock were issued and outstanding and held by 135 stockholders, and 15,450,236 shares of preferred stock were issued and outstanding and held by 164 stockholders. Upon the closing of this offering, all outstanding shares of preferred stock will convert into an aggregate of 15,450,236 shares of common stock. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

Common Stock

   Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of our company without further action by the stockholders.

   Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   After this offering, holders of shares of common stock and shares of common stock issuable upon exercise of outstanding warrants (the "registrable securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of the registrable securities. Beginning 180 days following the date of this prospectus, holders of at least 20% of the registrable securities may require on no more than two occasions, that we use our best efforts to register the registrable securities for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $25,000,000. Also, holders of registrable securities may require, no more than once during any six-month period, that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $2,000,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in that registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering, or with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of then held shares in any 90-day period under Rule 144 of the Securities Act.

Certain Charter and Bylaw Provisions and Delaware Law

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  .  our acquisition by a tender offer;

  .  our acquisition by a proxy contest; or

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure outweighs the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

 Classified Board

   Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

 Restrictions on Persons Able to Call Stockholder Meetings

   Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

 Advance Notification of Stockholder Nominations and Proposals Required

   Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

 Delaware Anti-takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Stockholder Action By Written Consent Eliminated

   Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

 Undesignated Preferred Stock

   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is    .

Nasdaq Stock Market National Market Listing

   We have applied to have our common stock quoted on The Nasdaq Stock Market's National Market under the symbol "CTLM."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of such sales occurring could adversely affect market prices for our common stock or could impair our ability to raise capital through an offering of equity securities. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have      shares of common stock
outstanding (assuming conversion of all of the currently outstanding shares of
preferred stock) based on shares outstanding as of       and assuming no
exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act, unless these shares are purchased by "affiliates" as that term is used under the Securities Act and the Regulations promulgated thereunder.

   Of these shares, the remaining      shares as of      , which were sold by
us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

  . no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

  . no shares will be eligible for sale prior to 180 days from the date the registration statement of which this prospectus is a part is declared effective; and

  .  beginning 181 days after the effective date,       shares will become
     eligible for sale, subject to the provisions of Rules 144 or 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders.

   Beginning 180 days after the date of this prospectus, approximately additional shares subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

   In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of
the then outstanding shares of common stock (approximately      shares
immediately after this offering), or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the requirements described above.

   Any of our employees, officers or directors of or consultant who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   As soon as practicable after the effective date of the registration statement of which this prospectus is a part, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 1997 Stock Plan and our 2000 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

   Prior to this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2000 we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                          Number
                                                                            of
   Underwriters                                                           Shares
   ------------                                                           ------
   Credit Suisse First Boston Corporation................................
   FleetBoston Robertson Stephens Inc. ..................................
   Salomon Smith Barney Inc. ............................................
                                                                          -----
       Total.............................................................
                                                                          =====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to      additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer part of the shares of common stock initially at the public offering price set forth on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling group members may allow a discount of $ per share. After the initial offering of the shares of common stock, the offering price and concession and discount to brokers, dealers may be changed by the representatives.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                           Per Share             Total
                                      ------------------- -------------------
                                       Without    With     Without    With
                                        Over-     Over-     Over-     Over-
                                      allotment allotment allotment allotment
                                      --------- --------- --------- ---------
   Underwriting discounts and
    commissions paid by us...........   $         $         $         $
   Expenses payable by us............   $         $         $         $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We and our executive officers, directors and certain other of our security holders have agreed not to offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price up to     shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied the shares of common stock quoted on The Nasdaq Stock Market's National Market under the symbol "CTLM."

   We and the underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that on an active trading market for the common stock will develop and continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California. As of the date of this prospectus, WS Investment Company 97A, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owns 40,500 shares of preferred stock, and Arthur F. Schneiderman, a current member of Wilson Sonsini Goodrich & Rosati, Professional Corporation owns 109,500 shares of preferred stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1998 and 1999, and for the period from February 21, 1997 (inception) through December 31, 1997, and for the years ended December 31, 1998 and 1999. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                        CENTILLIUM COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Consolidated Balance Sheets...............................................  F-3
Consolidated Statements of Operations.....................................  F-4
Consolidated Statements of Stockholders' Equity...........................  F-5
Consolidated Statements of Cash Flows.....................................  F-7
Notes to Consolidated Financial Statements................................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Centillium Communications, Inc.

   We have audited the accompanying consolidated balance sheets of Centillium Communications, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 21, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centillium Communications, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from February 21, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                                              Ernst & Young LLP

San Jose, California
February 9, 2000

                        CENTILLIUM COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (In Thousands, Except Share and Per Share Data)

                                                                      Pro Forma
                                                                    Stockholders'
                                                  December 31,        Equity at
                                                ------------------  December 31,
                                                  1998      1999        1999
                                                --------  --------  -------------
                                                                     (Unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $  2,816  $  3,202
  Short-term investments.......................    5,110    25,111
  Accounts receivable, net of allowance for
   doubtful
   accounts of $150 in 1999....................      --        915
  Inventories..................................      --      1,211
  Other current assets.........................      257       515
                                                --------  --------
    Total current assets.......................    8,183    30,954
Property and equipment, net....................    3,784     4,531
Other assets...................................       43       102
                                                --------  --------
      Total assets............................. $ 12,010  $ 35,587
                                                ========  ========
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Working capital line of credit............... $    --   $  2,044
  Accounts payable.............................      128       810
  Accrued payroll and related expenses.........      388       900
  Accrued liabilities..........................      171       325
  Deferred revenue.............................       75       122
  Capital lease obligations--current portion...      209       160
  Current portion of long-term debt............      526       550
                                                --------  --------
      Total current liabilities................    1,497     4,911
Capital lease obligations--long-term portion...      169       --
Long-term debt.................................    1,066       549
Other liabilities..............................       19        72
Commitments
Stockholders' equity:
Preferred Stock, $0.001 par value:
  Authorized shares--None actual and 10,000,000
   pro forma
Issued and outstanding shares--None actual and
 pro forma                                           --        --     $    --
Convertible preferred stock, $0.001 par value:
  Authorized shares 15,630,000 actual and none
   pro forma
  Issued and outstanding shares 7,839,482 in
   1998,
   15,450,236 in 1999, and none pro forma
   (aggregate liquidation preference of $58,332
   at December 31, 1999).......................        8        15         --
Common stock, $0.001 par value:
  Authorized shares 32,000,000 actual and
   100,000,000 pro forma
  Issued and outstanding shares 8,505,600 in
   1998, 10,318,841 in 1999, and 25,769,077 pro
   forma.......................................        9        10          26
Additional paid-in capital.....................   23,540    72,160      72,159
Stockholder notes receivable...................      --       (430)       (430)
Accumulated other comprehensive income.........      --        (25)        (25)
Deferred compensation..........................     (324)   (9,429)     (9,429)
Accumulated deficit............................  (13,974)  (32,246)    (32,246)
                                                --------  --------    --------
      Total stockholders' equity...............    9,259    30,055    $ 30,055
                                                --------  --------    ========
      Total liabilities and stockholders'
       equity.................................. $ 12,010  $ 35,587
                                                ========  ========

                            See accompanying notes.

                        Centillium Communications, Inc.

                     Consolidated Statements of Operations
                     (In Thousands, Except Per Share Data)

                                              Period From
                                              February 21,     Years Ended
                                            1997 (Inception)   December 31,
                                            to December 31,  -----------------
                                                  1997        1998      1999
                                            ---------------- -------  --------
Product revenues...........................     $            $   --   $  2,509
Technology development revenues............         300          752     1,235
                                                -------      -------  --------
    Total revenues.........................         300          752     3,744
Cost of revenues...........................         --           --      2,984
                                                -------      -------  --------
Gross profit...............................         300          752       760

Operating expenses:
  Research and development.................       1,844        7,884    11,608
  Sales and marketing......................         341        1,461     3,002
  General and administrative...............         217        1,060     2,827
  Amortization of deferred compensation....         --            50     2,627
                                                -------      -------  --------
    Total operating expenses...............       2,402       10,455    20,064
                                                -------      -------  --------
Operating loss.............................      (2,102)      (9,703)  (19,304)
Interest income............................         214          582     1,274
Interest expense...........................         (49)        (116)     (242)
                                                -------      -------  --------
Net loss...................................      (1,937)      (9,237)  (18,272)
Deemed dividend on Series B convertible
 preferred stock...........................      (2,800)         --        --
                                                -------      -------  --------
Net loss applicable to common
 stockholders..............................     $(4,737)     $(9,237) $(18,272)
                                                =======      =======  ========
Historical basic and diluted net loss per
 share applicable to common stockholders...     $ (0.59)     $ (1.15) $  (2.07)
                                                =======      =======  ========
Shares used to compute basic and diluted
 net loss per share applicable to common
 stockholders..............................       8,000        8,056     8,842
                                                =======      =======  ========
Pro forma basic and diluted net loss per
 share applicable to common stockholders...                           $  (0.84)
                                                                      ========
Shares used to compute pro forma basic and
 diluted net loss per share applicable to
 common stockholders.......................                             21,755
                                                                      ========

                        Centillium Communications, Inc.

                Consolidated Statements of Stockholders' Equity
                       (In Thousands, Except Share Data)

                    Convertible                                                                        Accumulated
                  Preferred Stock    Common Stock   Additional              Stockholders'                 Other         Total
                  ---------------- ----------------  Paid-In     Deferred       Notes     Accumulated Comprehensive Stockholders'
                   Shares   Amount  Shares   Amount  Capital   Compensation  Receivable     Deficit      Income        Equity
                  --------- ------ --------- ------ ---------- ------------ ------------- ----------- ------------- -------------
 Cash proceeds
  from issuance
  of common
  stock..........        --  $ --  8,000,000  $ 8    $    --      $ --          $  --       $    --       $ --         $     8
 Cash proceeds
  from issuance
  of Series A
  convertible
  preferred
  stock, net of
  issuance
  costs.......... 1,680,000     2        --    --        817        --            --            --          --             819
 Issuance of
  warrants to
  purchase Series
  B3 convertible
  preferred
  stock..........       --     --        --    --         24        --            --            --          --              24
 Issuance of
  Series B3
  convertible
  preferred stock
  and associated
  rights for cash
  and
  stockholders
  note
  receivable, net
  of issuance
  costs.......... 3,250,732     3        --    --     12,977        --           (728)          --          --          12,252
 Noncash deemed
  dividends to
  Series B1 and
  B2
  stockholders...       --     --        --    --      2,800        --            --         (2,800)        --             --
 Cash proceeds
  from exercise
  of right to
  purchase Series
  B2 convertible
  preferred
  stock, net of
  issuance
  costs..........   800,000     1        --    --      1,993        --            --            --          --           1,994
 Cash proceeds
  from exercise
  of right to
  purchase Series
  B1 convertible
  preferred
  stock, net of
  issuance
  costs..........   500,000     1        --    --        995        --            --            --          --             996
 Exercise of
  option to
  purchase common
  stock for
  stockholders'
  note
  receivable.....       --     --     45,000   --         18        --            (18)          --          --             --
 Noncash issuance
  of common stock
  for services
  and other......       --     --      5,000   --        --         --            --            --          --             --
 Net loss and
  comprehensive
  net loss.......       --     --        --    --        --                       --         (1,937)        --          (1,937)
                  ---------  ----  ---------  ---    -------      -----         -----       -------       ----         -------
Balance at
 December 31,
 1997............ 6,230,732     7  8,050,000    8     19,624        --           (746)       (4,737)        --          14,156
 Cash proceeds
  from payments
  on
  stockholders'
  notes
  receivable.....       --     --        --    --        --         --            746           --          --             746
 Noncash issuance
  of common stock
  for services
  and other......       --     --     29,850   --         15        --            --            --          --              15
 Cash proceeds
  from issuance
  of Series B3
  convertible
  preferred
  stock, net of
  issuance
  costs..........   108,750    --        --    --        434        --            --            --          --             434

                        Centillium Communications, Inc.

                       (In Thousands, Except Share Data)

                     Convertible                                                                          Accumulated
                   Preferred Stock    Common Stock     Additional              Stockholders'                 Other
                  ----------------- ------------------  Paid-In     Deferred       Notes     Accumulated Comprehensive
                    Shares   Amount   Shares    Amount  Capital   Compensation  Receivable     Deficit      Income
                  ---------- ------ ----------  ------ ---------- ------------ ------------- ----------- -------------
 Issuance of
 warrants to
 purchase Series
 B3 convertible
 preferred
 stock...........        --    --          --     --         11         --           --            --          --
 Cash proceeds
 from exercise of
 rights to
 purchase Series
 B1 convertible
 preferred stock,
 net of issuance
 costs...........  1,500,000    1          --     --      2,998         --           --            --          --
 Exercise of
 options to
 purchase common
 stock for cash..        --    --      425,750     1         84         --           --            --          --
 Deferred
 compensation
 related to stock
 option grants...        --    --          --     --        374        (374)         --            --          --
 Amortization of
 deferred
 compensation....        --    --          --     --        --           50          --            --          --
 Net loss and
 comprehensive
 net loss........        --    --          --     --        --                       --         (9,237)        --
                  ----------  ---   ----------   ---    -------     -------        -----      --------       ----
Balance at
December 31,
1998.............  7,839,482    8    8,505,600     9     23,540        (324)         --        (13,974)        --
 Noncash issuance
 of common stock
 for services and
 other...........              --       97,643    --        173         --           --            --          --
 Cash proceeds
 from issuance of
 Series C
 convertible
 preferred stock,
 net of issuance
 costs...........  7,610,754    7          --     --     35,568         --           --            --          --
 Exercise of
 options to
 purchase common
 stock for cash..        --    --    1,719,348     1      1,149         --          (430)          --          --
 Repurchase of
 unvested
 shares..........        --    --       (3,750)   --         (2)        --           --            --          --
 Deferred
 compensation
 related to stock
 option grants...        --    --          --     --     11,732     (11,732)         --            --          --
 Amortization of
 deferred
 compensation....        --    --          --     --        --        2,627          --            --          --
 Net loss........        --    --          --     --        --          --           --        (18,272)        --
 Unrealized loss
 on available
 for-sale
 investments.....        --    --          --     --        --          --           --            --         (25)
 Total
 comprehensive
 net loss........        --    --          --     --        --          --           --            --          --
                  ----------  ---   ----------   ---    -------     -------        -----      --------       ----
Balance at
December 31,
1999............. 15,450,236  $15   10,318,841   $10    $72,160     $(9,429)       $(430)     $(32,246)      $(25)
                  ==========  ===   ==========   ===    =======     =======        =====      ========       ====
                      Total
                  Stockholders'
                     Equity
                  -------------
 Issuance of
 warrants to
 purchase Series
 B3 convertible
 preferred
 stock...........         11
 Cash proceeds
 from exercise of
 rights to
 purchase Series
 B1 convertible
 preferred stock,
 net of issuance
 costs...........      2,999
 Exercise of
 options to
 purchase common
 stock for cash..         85
 Deferred
 compensation
 related to stock
 option grants...        --
 Amortization of
 deferred
 compensation....         50
 Net loss and
 comprehensive
 net loss........     (9,237)
                  -------------
Balance at
December 31,
1998.............      9,259
 Noncash issuance
 of common stock
 for services and
 other...........        173
 Cash proceeds
 from issuance of
 Series C
 convertible
 preferred stock,
 net of issuance
 costs...........     35,575
 Exercise of
 options to
 purchase common
 stock for cash..        720
 Repurchase of
 unvested
 shares..........         (2)
 Deferred
 compensation
 related to stock
 option grants...        --
 Amortization of
 deferred
 compensation....      2,627
 Net loss........    (18,272)
 Unrealized loss
 on available
 for-sale
 investments.....        (25)
                  -------------
 Total
 comprehensive
 net loss........    (18,297)
                  -------------
Balance at
December 31,
1999.............    $30,055
                  =============

                        CENTILLIUM COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                              Period From      Years Ended
                                           February 21, 1997   December 31,
                                            (Inception) to   -----------------
                                           December 31, 1997  1998      1999
                                           ----------------- -------  --------
Operating activities
Net loss.................................       $(1,937)     $(9,237) $(18,272)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization expense..            83        1,231     2,258
  Amortization of deferred compensation..           --            50     2,627
  Amortization of warrants issued in
   conjunction with debt and other.......             6            6        10
  Issuance of common stock for services
   and other.............................           --            15       173
  Changes in operating assets and
   liabilities:
    Accounts receivable..................           --           --       (915)
    Inventories .........................           --           --     (1,211)
    Other current assets.................          (352)          95      (258)
    Other assets.........................          (136)          93       (59)
    Working capital line of credit.......           --           --      2,044
    Accounts payable.....................           610         (482)      682
    Accrued payroll and related
     expenses............................           187          201       512
    Deferred revenue.....................           --            75        47
    Accrued liabilities..................            62          109       154
    Other liabilities....................           --            19        53
                                                -------      -------  --------
Net cash used in operating activities....        (1,477)      (7,825)  (12,155)
Investing activities
Purchases of short-term investments......        (4,013)      (8,837)  (27,626)
Sales and maturities of short-term
 investments.............................           --         7,740     7,600
Purchases of property and equipment......        (1,732)      (2,721)   (3,005)
                                                -------      -------  --------
Net cash used in investing activities....        (5,745)      (3,818)  (23,031)
Financing activities
Principal payments on capital leases.....           (55)        (203)     (223)
Proceeds from borrowings under long-term
 debt obligations........................           --         1,000       --
Principal payments on long-term debt
 obligations.............................           --          (234)     (498)
Proceeds from issuance of common stock,
 net of repurchases......................             8           85       718
Proceeds from stockholders note
 receivable..............................           --           746       --
Proceeds from issuance of note payable...           840          --        --
Proceeds from issuance of preferred
 stock...................................        16,061        3,433    35,575
                                                -------      -------  --------
Net cash provided by financing
 activities..............................        16,854        4,827    35,572
                                                -------      -------  --------
Net increase (decrease) in cash and cash
 equivalents.............................         9,632       (6,816)      386
Cash and cash equivalents at beginning of
 period..................................           --         9,632     2,816
                                                -------      -------  --------
Cash and cash equivalents at end of
 period..................................       $ 9,632      $ 2,816  $  3,202
                                                =======      =======  ========
Supplemental disclosures of cash flow
 information
Cash paid for interest...................       $    19      $   111  $    244
Supplemental disclosures of non-cash
 transactions
Issuance of warrants in conjunction with
 debt and other..........................       $    24      $    11  $    --
Property and equipment acquired under
 capital lease...........................       $   557      $    88  $    --
Noncash deemed dividends to Series B
 stockholders............................       $ 2,800      $   --   $    --
Issuance of common stock for note
 receivable..............................       $   746      $   --   $    430
Deferred compensation related to stock
option grants............................       $   --       $   374  $ 11,732

                            See accompanying notes.

                        CENTILLIUM COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Nature of Operations

   Centillium Communications, Inc. (Centillium or the Company) was incorporated in California on February 21, 1997 for the purpose of developing, producing, and marketing semiconductor devices for equipment manufacturers serving the broadband communications markets. The Company has focused initially on developing products designed for the digital subscriber line (DSL) central office and customer premises market. In December 1999, the Company reincorporated in Delaware. Share amounts in the accompanying financial statements have been restated to retroactively reflect the impact of the reincorporation.

   During the period from February 1997 through June 1999, Centillium was a development stage company. Operating activities during this period were related primarily to the design and development of our initial products, building our corporate infrastructure, establishing relationships with customers and suppliers, and raising capital. The Company began significant customer shipments in the third quarter of 1999 and exited the development stage at that time.

   Centillium has incurred significant losses since inception and, as of December 31, 1999, had an accumulated deficit of approximately $32,246,000 including a net loss for the year ended December 31, 1999 of $18,272,000.

 Principles of Consolidation

   The consolidated financial statements include all the accounts of the Company and those of its wholly-owned subsidiary. All significant intercompany accounts and transaction have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   Revenues related to product sales are generally recognized when the products are shipped to the customer, title has transferred and no significant obligations remain. In circumstances where the customer has delayed its acceptance of our product, we defer recognition of the revenue until acceptance. A provision is made for estimated product returns as shipments are made. The Company has also performed research and product development work under best efforts technology development agreements. Revenues under technology development agreements are recognized when applicable contractual milestones have been met, including deliverables, and in any case, does not exceed of the amount that would be recognized using the percentage-of-completion method. Due to technological risk factors, the costs of these development agreements are expensed as incurred and were included in research and development expenses in the accompanying statements of operations.

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its short-term investments in high-credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. Accounts receivable are billed in U. S. currency derived from revenues earned from customers primarily located in Japan and the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral, but obtains letters of credit or prepayments as deemed necessary. The Company maintains reserves for potential credit losses, and historically, such losses have been immaterial.

                        CENTILLIUM COMMUNICATIONS, INC.

 Customer Concentrations

   The Company's customers, which account for more than 10% of revenues in each respective year are as follows:

                                                  Period From
                                                  February 21,
                                                      1997
                                                  (Inception)   Years Ended
                                                    Through    December 31,
                                                  December 31, ---------------
                                                      1997      1998     1999
                                                  ------------ ------   ------
     Mitsubishi Electric.........................      50%         60%       *
     NEC.........................................      --          10%      21%
     Sumitomo Electric...........................      50%         13%      34%
     Sungmi Telecom Electronics..................      --          15%       *

---------------------
* Represents less than 10% of revenues.

 Cash Equivalents and Short-Term Investments

   The Company invests its excess cash in money market accounts and debt instruments and considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

   Investments with an original maturity at the time of purchase of over three months are classified as short-term investments. Under the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," management classifies investments as available-for-sale at the time of purchase and periodically reevaluates such designation. At December 31, 1998 and 1999, all of the Company's investments in debt securities were classified as available-for-sale with changes in market value recorded as unrealized gains and losses in accumulated other comprehensive income until their disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific-identification method.

 Inventories

   Inventory is stated at the lower of cost (first in, first out) or market. The components of inventory are as follows (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                  1998   1999
                                                                  ----- -------
     Inventories:
       Work-in-process........................................... $ --  $   486
       Finished goods............................................   --      725
                                                                  ----- -------
                                                                  $ --   $1,211
                                                                  ===== =======

 Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the assets' estimated useful lives of three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases.

                        CENTILLIUM COMMUNICATIONS, INC.

   Property and equipment are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Equipment and software..................................... $ 4,882  $ 7,567
   Furniture and fixtures.....................................     165      352
   Leasehold improvements.....................................      51      184
                                                               -------  -------
                                                                 5,098    8,103
   Accumulated depreciation and amortization..................  (1,314)  (3,572)
                                                               -------  -------
   Property and equipment, net................................ $ 3,784  $ 4,531
                                                               =======  =======

 Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was not significant for the period from February 21, 1997 (inception) to December 31, 1997 or for the years ended December 31, 1998 and 1999.

 Comprehensive Net Loss

   During the year ended December 31, 1998, the Company adopted the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive net loss was the same as its net loss for the period from February 21, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. Comprehensive loss for the year ended December 31, 1999 includes the net unrealized loss on available-for-sale investments.

 Net Loss Per Share

   Basic and diluted net loss per common share is presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS
128), for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented.

   In accordance with FAS 128, basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per share, as presented in the statements of operations, have been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                        CENTILLIUM COMMUNICATIONS, INC.

   The following table presents the computation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share amounts):

                                              Period From
                                           February 21, 1997   Years Ended
                                              (Inception)      December 31,
                                                Through      -----------------
                                           December 31, 1997  1998      1999
                                           ----------------- -------  --------
Net loss applicable to common
 stockholders.............................      $(4,737)     $(9,237) $(18,272)
                                                =======      =======  ========
Basic and diluted:
  Weighted average shares of common stock
   outstanding............................        8,001        8,205     9,363
  Less weighted average shares subject to
   repurchase.............................            1          149       521
                                                -------      -------  --------
  Weighted average shares used in
   computing basic and diluted, net loss
   per share applicable to common
   stockholders...........................        8,000        8,056     8,842
                                                =======      =======  ========
Basic and diluted net loss per share
 applicable to common stockholders........      $ (0.59)     $ (1.15) $  (2.07)
                                                =======      =======  ========
Pro forma:
  Shares used above.......................                               8,842
  Pro forma adjustment to reflect weighted
   average effect of the assumed
   conversion of convertible preferred
   stock..................................                              12,913
                                                                      --------
  Shares used in computing pro forma basic
   and diluted, net loss per share
   applicable to common stockholders......                              21,755
                                                                      ========
  Pro forma basic and diluted net loss per
   share applicable to common
   stockholders...........................                            $ (0.84)
                                                                      ========

   The Company has excluded all outstanding warrants, stock options, and shares subject to repurchase by the Company from the calculation of basic and diluted net loss per share because these securities are antidilutive for all periods presented. Options and warrants to purchase 1,774,000, 3,385,007, and 3,417,007 shares of common stock have been excluded for the period from February 21, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively.

 Business Segment Information

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 superseded Statement of Financial Accounting Standards No. 14 "Financial Reporting for Segments of a Business Enterprise" (FAS 14). FAS 131 establishes standards for the way that public business enterprises report on information about operating segments in annual financial statements and interim financial reports. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

 Unaudited Pro Forma Stockholders' Equity

   If the offering contemplated by the Company is consummated, each share of convertible preferred stock outstanding will automatically be converted into one share of common stock. Unaudited pro forma stockholders' equity at December 31, 1999, is adjusted for the assumed conversion of convertible preferred stock based on the shares of convertible preferred stock outstanding at December 31, 1999 disclosed on the balance sheet, and the restatement of our certificate of incorporation to reflect 100,000,000 authorized shares of common stock and 10,000,000 authorized shares of undesignated preferred stock.

                        CENTILLIUM COMMUNICATIONS, INC.

   Unaudited basic and diluted pro forma net loss per share, as presented in the consolidated statements of operations, has been computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of the preferred stock to common stock as if such conversion had occurred on January 1, 1999 for the year ended December 31, 1999, or at the date of original issuance, if later.

 New Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP 98-1 is effective for years beginning after December 15, 1998. The Company adopted SOP 98-1 for the fiscal year ending December 31, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

   In April 1998, the AICPA issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company implemented SOP 98-5 on January 1, 1999. The adoption of SOP 98-5 did not have a material impact on its financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company will be required to implement FAS 133 for the fiscal year ending December 31, 2001. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company does not expect that the adoption of FAS 133 will have a material impact on its financial position or results of operations.

 Reclassifications

   Certain prior year balances have been reclassified to conform to current year presentation.

                        CENTILLIUM COMMUNICATIONS, INC.

2. Cash Equivalents and Short-Term Investments

   All debt securities held by the Company as of December 31, 1998 and 1999, mature within one year. The estimated fair market values of cash equivalents and short-term investments are based on quoted market prices. Cash equivalents and short-term investments as of December 31, 1998 and 1999 were as follows (in thousands):

                                                  December 31, 1998
                                     -------------------------------------------
                                                 Gross      Gross     Estimated
                                     Amortized Unrealized Unrealized Fair Market
                                       Cost       Gain       Loss       Value
                                     --------- ---------- ---------- -----------
Cash equivalents:
  Money market funds................  $ 1,312    $ --       $ --       $ 1,312
  Corporate debt securities.........      500      --         --           500
                                      -------    -----      -----      -------
                                        1,812      --         --         1,812
                                      -------    -----      -----      -------
Short-term investments:
  Corporate debt securities.........    2,910      --         --         2,910
  Obligations of U.S. government and
   affiliated agencies..............    1,000      --         --         1,000
  Auction rate preferred stock and
   other............................    1,200      --         --         1,200
                                      -------    -----      -----      -------
                                        5,110      --         --         5,110
                                      -------    -----      -----      -------
    Total cash equivalents and
     short-term investments.........  $ 6,922    $ --       $ --       $ 6,922
                                      =======    =====      =====      =======
                                                  December 31, 1999
                                     -------------------------------------------
                                                 Gross      Gross     Estimated
                                     Amortized Unrealized Unrealized Fair Market
                                       Cost       Gain       Loss       Value
                                     --------- ---------- ---------- -----------
Cash equivalents:
  Money market funds................  $   970    $ --       $ --       $   970
                                      -------    -----      -----      -------
Short-term investments:
  Commercial paper..................    7,945      --          (4)       7,941
  Corporate debt securities.........   10,997      --         (11)      10,986
  Obligations of U.S. government and
   affiliated agencies..............    5,994      --         (10)       5,984
  Auction rate preferred stock and
   other............................      200      --         --           200
                                      -------    -----      -----      -------
                                       25,136      --         (25)      25,111
                                      -------    -----      -----      -------
    Total cash equivalents and
     short-term investments.........  $26,106    $ --       $ (25)     $26,081
                                      =======    =====      =====      =======

                        CENTILLIUM COMMUNICATIONS, INC.

   Realized gains and losses are included in interest income and interest expense, respectively, and were not significant for the period from February 21, 1997 (inception) to December 31, 1997 or for the years ended December 31, 1998 and 1999.

3. Working Capital Line of Credit

   The Company maintains a revolving credit agreement ("Credit Agreement") with Mitsubishi International. The Credit Agreement is used to provide 90 day extended credit terms to finance wafer inventory purchases. Borrowings of up to $5,000,000 under the Credit Agreement are permitted. The interest rate under the Agreement was based on the lender's internal interest rate, which was required to be at least 1.00% below the prime rate on the date of invoice (7.25% at December 31, 1999), generally thirty days after receipt of the wafers. The Company also pays a commission of 2.00% on all purchases. The Credit Agreement expires on January 31, 2001, subject to automatic extensions thereafter from year to year unless either party gives a termination notice. Under the terms of the Credit Agreement, Mitsubishi International maintains a security interest in all inventory, cash and investments, and accounts and notes receivable of the Company. The Credit Agreement contains standard events of default which if triggered can permit Mitsubishi International to declare all amounts outstanding under the Credit Agreement immediately due and payable. Such events of default include failure to comply with the terms of the Credit Agreement, bankruptcy and default and acceleration of any other indebtedness of the Company. As of December 31, 1999, $2,044,000 was outstanding under the agreement.

4. Deferred Revenue

   During the year ended December 31, 1998, the Company entered into a technology development agreement with a strategic partner that called for the Company to receive cash payments from the strategic partner as the Company reached certain milestones as defined under the technology development agreement. At December 31, 1998 the Company recorded $75,000 of deferred revenue related to milestones under the agreement that were pending acceptance by the customer. Final acceptance of all milestones was received in 1999.

   At December 31, 1999, the Company recorded $122,000 in deferred revenue which related to advance payments for unfilled orders.

5. Long-Term Debt Obligations

   In April 1998, the Company entered into an agreement with a bank and a financial institution, which allows the Company to make multiple draws up to $1,000,000 for the purchase of equipment. The facility bears interest at the U.S. Treasury note yield plus 2.50% per annum (7.30% at December 31, 1999). Draws under the facility are payable via principal and interest payments made ratably over a forty-two month period from the initial draw date. The Company had approximately $962,000 and $706,000 outstanding against the equipment facility as of December 31, 1998 and 1999, respectively, and no remaining amount was available. At the end of the equipment facility's term, the Company is obligated to make an additional payment of total facility draws multiplied by 15% ($150,000 as of December 31, 1998 and 1999). The Company is recording the additional payment as interest expense over the life of the related long-term obligation. The Company has accrued approximately $4,000 and $46,000 relating to this additional payment as of December 31, 1998 and 1999, respectively.

   In conjunction with the equipment facility described above, the Company issued a warrant to the bank and to the financial institution to purchase 1,800 and 9,450 shares, respectively, of the Company's Series B3 convertible preferred stock at an exercise price of $4.00 per share. The warrant is immediately exercisable and

                        CENTILLIUM COMMUNICATIONS, INC.

will expire at the later of 10 years after the date of grant or five years after the closing of the Company's initial public offering. The fair value is not material for reporting purposes.

   In September 1997, the Company negotiated a $1,000,000 term loan with a bank to finance equipment purchases. The term loan bears interest at the bank's prime rate plus 0.25% per annum (8.75% at December 31, 1999). The note is payable via monthly interest payments until April 1998 at which time the Company began making thirty-six equal monthly payments of principal and interest. As of December 31, 1998 and 1999, the Company had approximately $626,000 and $347,000 outstanding against the term loan, respectively.

   In conjunction with the term loan described above, the Company issued a warrant for the purchase of 5,000 shares of the Company's Series B3 convertible preferred stock at an exercise price of $4.00 per share. The warrant is immediately exercisable and will expire after September 25, 2002. The fair value is not material for reporting purposes.

   Outstanding borrowings under the long-term debt obligations are secured by all of the Company's assets. The long-term debt obligations contain affirmative and negative covenants and will, among other things, limit the Company's ability to incur additional debt, pay cash dividends, or purchase or sell certain assets. The obligations also require the Company to restrict certain acquisitions, mergers, consolidations, or similar transactions.

   Maturities under the Company's long-term debt obligations at December 31, 1999 are as follows (in thousands):

     2000.................................................................. $550
     2001.................................................................. $409
     2002.................................................................. $140

6. Commitments

   The Company leases its primary facility under an operating lease that expires in April 2004. Additionally, the Company leases certain software under an operating lease that expires in September 2001. Rental expense was approximately $57,000 for the period from February 21, 1997 (inception) to December 31, 1997 and $341,000 and $642,000 for the years ended December 31, 1998 and 1999.

   The Company leases certain equipment under a non-cancelable capital lease agreement. Equipment under the agreement that was included in property and equipment was approximately $644,000 and $636,000 at December 31, 1998 and 1999, respectively. The related accumulated amortization was approximately $227,000 and $440,000 at December 31, 1998 and 1999, respectively. Amortization expense related to assets under capital lease is included with depreciation expense. In addition, the related equipment secures the capital lease, and the Company is required to maintain liability and property damage insurance.

   In July 1997, the Company issued a warrant in conjunction with the capital lease agreement mentioned above. The warrant is immediately exercisable and allows the holder to purchase 10,500 shares of the Company's Series B3 convertible preferred stock at an exercise price of $4.00 per share. The warrant expires after June 30, 2004. The fair value assigned to the warrant is not material for financial reporting purposes.

                        CENTILLIUM COMMUNICATIONS, INC.

   Future minimum lease payments under the Company's operating leases and capital lease at December 31, 1999 are approximately as follows (in thousands):

                                                               Operating Capital
                                                                 Lease    Lease
                                                               --------- -------
   2000.......................................................  $1,079    $165
   2001.......................................................   1,236     --
   2002.......................................................     960     --
   2003.......................................................   1,008     --
   2004.......................................................     437     --
                                                                ------    ----
   Total minimum payments.....................................  $4,720     165
                                                                ======
   Less amount representing interest..........................              (5)
                                                                          ----
   Total principal balance of capital lease obligation........            $160
                                                                          ====

   The Company does not own or operate a fabrication facility and substantially all of its wafer requirements are currently supplied by foundries located in Asia. The Company's purchase obligations to these foundries are based on wafer supply agreements or noncancelable purchase orders. As of December 31, 1999, the Company's noncancelable purchase obligation is $706,000.

7. Stockholders' Equity

 Convertible Preferred Stock

   Series A, B1, B2, B3, and C convertible preferred stockholders generally have the same voting rights as common stockholders and will generally vote with common stockholders as a single class except when electing members of the Company's Board of Directors.

   When electing directors, the holders of shares of Series B convertible preferred stock, voting as a class, are entitled to elect two directors; the holders of common stock, voting as a class, shall be entitled to elect two directors; and the holders of all classes of capital stock, voting as a single class (on an as-converted to common stock basis), shall be entitled to elect any remaining directors.

   In the event of any voluntary or involuntary liquidation of the Company, Series A, B1, B2, B3, and C stockholders are entitled to a per share liquidation preference of $0.50, $2.00, $2.50, $4.00, and $5.00, respectively, plus accrued dividends, if any.

   The holders of Series A, B1, B2, B3, and C convertible preferred shares are entitled to noncumulative cash dividends of $0.04, $0.16, $0.20, $0.32, and $0.40 per share, respectively, when and if declared by the Board of Directors. No cash dividends have been declared through December 31, 1999. The following is a summary of outstanding convertible preferred shares at December 31, 1999 (excludes outstanding Series B3 convertible preferred stock warrants):

                                                  Convertible Preferred Shares
                                                  -----------------------------
                                                   Authorized     Outstanding
                                                  -------------- --------------
  Series A.......................................      1,680,000      1,680,000
  Series B1......................................      2,000,000      2,000,000
  Series B2......................................        800,000        800,000
  Series B3......................................      3,500,000      3,359,482
  Series C.......................................      7,650,000      7,610,754
                                                  -------------- --------------
                                                      15,630,000     15,450,236
                                                  ============== ==============

                        CENTILLIUM COMMUNICATIONS, INC.

   Each convertible preferred share is convertible at the option of the holder into one share of common stock, subject to adjustments for future dilution. The convertible preferred shares automatically convert into common stock at the then applicable conversion rate upon the earlier of (a) the underwritten public offering of the Company's common stock at an offering price of at least $8.00 per share of common stock with gross proceeds not less than $25,000,000 or (b) the date on which the Company obtains the consent of at least two-thirds of the then outstanding shares of Series A, B1, B2, B3, and C stockholders. The Company has fully reserved shares of common stock for issuance upon the conversion of Series A, B1, B2, B3, and C convertible preferred stock.

 Convertible Preferred Stock Rights

   In connection with Series B3 convertible preferred stock financings in July and September 1997, the Company issued rights to certain stockholders which provided for the purchase of 2,000,000 shares of Series B1 convertible preferred stock at $2.00 per share and 800,000 shares of Series B2 convertible preferred stock at $2.50 per share. The rights were immediately exercisable and expired approximately one year after their initial grant. The Company recorded noncash deemed dividends of $2,800,000 for the period from February 21, 1997 (inception) to December 31, 1997, representing the fair value of the rights issued.

 Common Stock Reserved

   Common stock reserved is as follows at December 31, 1999:

     Common stock options............................................  3,390,257
     Series B3 convertible preferred stock warrants..................     26,750
     Convertible preferred stock..................................... 15,450,236
                                                                      ----------
                                                                      18,867,243
                                                                      ==========

   In March 1997, the Board of Directors approved a stock option plan that authorized the grant of options to purchase up to 2,000,000 shares of the Company's common stock. During the years ended December 31, 1998 and 1999 respectively, the Company's Board of Directors authorized an additional 3,430,257 shares and 1,500,000 shares of the Company's common stock for the stock option plan. The plan is administered by the Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees, directors, and consultants of the Company. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant. Options are immediately exercisable and generally vest over a period of four years from the date of grant. Any unvested stock issued is subject to repurchase by the Company at the original issuance price upon termination of the option holder's employment. Unexercised options expire ten years after the date of grant.

 Deferred Compensation

   During the years ended December 31, 1998 and 1999, the Company recorded deferred compensation of approximately $374,000 and $11,732,000, respectively. This deferred compensation represents the difference between the grant price and the deemed fair value for financial statement reporting purposes of the Company's common stock options granted during these periods. Deferred compensation is being amortized using the graded vesting method, in accordance with FASB Interpretation No. 28, over the vesting period of each respective option, generally four years.

                        CENTILLIUM COMMUNICATIONS, INC.

   The following is a summary of additional information with respect to the stock option plan:

                                                    Options Outstanding and
                                                          Exercisable
                                                  ----------------------------
                                       Options      Number        Weighted
                                      Available       of      Average Exercise
                                      for Grant     Shares         Price
                                      ----------  ----------  ----------------
Options authorized................... 2,000,0000         --        $ --
Options granted...................... (1,803,500)  1,803,500       $0.25
Options exercised....................        --      (45,000)      $0.40
                                      ----------  ----------       -----
Balance at December 31, 1997.........    196,500   1,758,500       $0.25
Options authorized...................  3,430,257         --        $ --
Options granted...................... (2,166,757)  2,166,757       $0.40
Options exercised....................        --     (425,750)      $0.19
Options canceled.....................    141,250    (141,250)      $0.35
                                      ----------  ----------       -----
Balance at December 31, 1998.........  1,601,250   3,358,257       $0.35
Options authorized...................  1,500,000         --        $ --
Options granted...................... (2,106,600)  2,106,600       $1.80
Options exercised....................        --   (1,719,348)      $0.67
Options available due to repurchase
 of unvested shares..................      3,750         --        $0.40
Options canceled.....................    355,252    (355,252)      $0.30
                                      ----------  ----------       -----
Balance at December 31, 1999.........  1,353,652   3,390,257       $1.09
                                      ==========  ==========       =====

                                          Options Outstanding and Exercisable
                                       -----------------------------------------
                                        Number      Weighted
      Range of                            of        Average     Weighted Average
   Exercise Prices                      Shares   Exercise Price Contractual Life
   ---------------                     --------- -------------- ----------------
   $0.05-$0.60........................ 1,990,407     $0.36            8.22
   $1.00-$1.60........................   639,250     $1.49            9.48
   $1.80-$3.00........................   760,600     $2.66            9.78
                                       ---------
                                       3,390,257     $1.09            8.81
                                       =========

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   The option valuation models used to fair value options under FAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                        CENTILLIUM COMMUNICATIONS, INC.

   Pro forma information regarding net loss is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted during the period from February 21, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: weighted average risk-free interest rates of 6.02%, 5.14%, and 5.50% for the period from February 21, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, respectively; no dividend yields or volatility factors of the expected market price of the Company's common stock; a weighted average expected life of the option of five years for the period from February 21, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998; and a weighted average expected life of the option of four years for the year ended December 31, 1999.

   For purposes of FAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation expense for the Company's stock option plan been determined on the fair value at the grant dates for awards under the plan consistent with the method of FAS 123, the Company's net loss would have been increased to the following approximate FAS 123 pro forma amounts:

                                              Period From      Years Ended
                                           February 21, 1997   December 31,
                                            (Inception) to   -----------------
                                           January 31, 1997   1998      1999
                                           ----------------- -------  --------
FAS 123 Pro forma net loss applicable to
 common stockholders......................      $(4,747)     $(9,396) $(18,598)
FAS 123 Pro forma basic and diluted net
 loss per share applicable to
 common shareholders......................      $ (0.59)     $ (1.17) $  (2.10)

   The options' weighted average grant date fair value, which is the value assigned to the options under FAS 123, was approximately $0.05 for the period from February 21, 1997 (inception) to December 31, 1997 and $0.24 and $0.36 for the years ended December 31, 1998 and 1999, respectively.

   The pro forma impact of options on the net losses for the period from February 21, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants. The full effect of FAS 123 will not be fully reflected until fiscal 2001.

 Stockholders' Notes Receivable

   In November 1999, the Company issued common stock to an employee in return for a full recourse note receivable for $430,000. The note bears interest at 6.00% per annum and is payable upon an initial public offering by the Company or termination of the employee.

8. Income Taxes

   Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the period from February 21, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999.

   As of December 31, 1999, the Company has $23,000,000 of net operating loss carryforwards for federal and state purposes. The Company also has federal and state research and development tax credit carryforwards of approximately $900,000 and $600,000, respectively. The net operating losses and credit carry forwards will expire at various dates beginning in the years 2005 through 2019, if not utilized.

                        CENTILLIUM COMMUNICATIONS, INC.

   Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credit carry forwards before full utilization.

   Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Deferred tax liabilities:
 Other............................................. $  (217) $  (182) $   (197)
Deferred tax assets:
 Net operating losses..............................     950    4,310     9,100
 Tax credit carryforwards..........................     240      950     1,296
 Reserves and accruals.............................      37      142     1,797
                                                    -------  -------  --------
Total deferred tax assets..........................   1,227    5,402    12,193
 Valuation allowance...............................  (1,010)  (5,220)  (11,996)
                                                    -------  -------  --------
Net deferred tax assets............................     217      182       197
Net deferred taxes................................. $    --  $    --  $     --
                                                    =======  =======  ========

   The valuation allowance increased by approximately $4,210,000 and $6,776,000 for the years ended December 31, 1998 and 1999, respectively.

9. Business Segment Information

   The Company operates in one business segment, the sale of products for the DSL market, which it sells primarily to original equipment manufacturers and companies in the communications industries.

   The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about the individual components.

   The Company's customers, who account for more than 10% of revenues in each respective year, are as follows:

                                                  Period From
                                                  February 21,
                                                      1997
                                                  (Inception)
                                                    Through     Years Ended
                                                  December 31, December 31,
                                                  ------------ ---------------
                                                      1997      1998     1999
                                                  ------------ ------   ------
   Mitsubishi Electric...........................      50%         60%       *
   NEC...........................................      --          10%      21%
   Sumitomo Electric.............................      50%         13%      34%
   Sungmi Telecom Electronics....................      --          15%       *

---------------------
   * Represents less than 10% of revenues.

                        CENTILLIUM COMMUNICATIONS, INC.

   Revenues by geographic region were as follows (in thousands):

                                                     Period From
                                                     February 21,
                                                         1997       Years Ended
                                                    (Inception) to  December 31,
                                                     December 31,  -------------
                                                         1997      1998   1999
                                                    -------------- -------------
   Revenues:
   United States...................................      $ --      $  -- $   686
   Asia............................................       300        752   3,055
   Other...........................................        --         --       3
                                                         ----      ----- -------
   Total...........................................      $300      $ 752 $ 3,744
                                                         ====      ===== =======

10. 401(k) Profit Sharing Plan and Trust

   The Company has adopted a 401(k) Profit Sharing Plan and Trust that allows eligible employees to make contributions subject to certain limitations. The Company may make discretionary contributions based on profitability as determined by the Board of Directors. There was no amount contributed by the Company to the plan and for the period from February 21, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999.

11. Related Party Transactions

   During the period from February 21, 1997 (inception) to December 31, 1997, the Company recognized revenue of $300,000 in connection with two separate technology development agreements with two separate Series B3 convertible preferred stockholders. There were no amounts due or due from the Series B3 convertible preferred shareholders at December 31, 1997. During the year ended December 31, 1998 and 1999, the Series B3 convertible preferred stockholders' ownership interests were diluted as a result of subsequent Company financings and are no longer considered related parties.

12. Subsequent Events

 Initial Public Offering

   In February 2000, the Board of Directors approved the filing of a Registration Statement with the Securities and Exchange Commission permitting the Company to sell common stock to the public. Upon completion of the initial public offering, the Company's Certificate of Incorporation will be amended to authorize 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

 1997 Stock Plan

   In February 2000, the Board of Directors approved an increase in the number of shares reserved for issuance under the 1997 Stock Plan by 3,069,743 shares. In addition, the Board of Directors approved an automatic increase in the number of shares reserved under the Plan on the first day of the Company's fiscal year beginning on January 1, 2001 equal to the lesser of 3 million shares or 5% of the Company's outstanding common stock on the date of the annual increase, or a lesser number of shares determined by the Board of Directors. The changes to the plan are subject to stockholder approval.

                        CENTILLIUM COMMUNICATIONS, INC.

 2000 Employee Stock Purchase Plan

   In February 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan (the Purchase Plan). A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for automatic annual increases on the first day of each of the Company's fiscal years beginning on January 1, 2001 equal to the lesser of 400,000 shares or 1% of the Company's outstanding common stock on the date of the annual increase, or a lesser number of shares determined by the Board of Directors. The plan is subject to stockholder approval.

 Officer Resignation

   The Company's former Chief Executive Officer resigned from his position as Chief Executive Officer in January 2000. In connection with his resignation, the Company entered into an Agreement and Mutual Release on February 2, 2000. Under the terms of the agreement, his employment will terminate on March 31, 2000. As of such termination date, approximately 211,000 options will accelerate and be fully vested in accordance with his original employment agreement. Additionally, the Company will pay severance totalling $225,000.

        [Caption: "Empowering Broadband Networks" with Centillium logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses other than underwriting discounts and commissions, payable by Centillium Communications, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   21,648
   NASD filing fee..................................................      8,700
   Nasdaq National Market listing fee...............................          *
   Printing and engraving costs.....................................          *
   Legal fees and expenses..........................................          *
   Accounting fees and expenses.....................................          *
   Blue Sky fees and expenses.......................................      3,000
   Transfer Agent and Registrar fees................................          *
   Miscellaneous expenses...........................................          *
                                                                     ----------
     Total.......................................................... $1,250,000
                                                                     ==========

--------------------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article 13 of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article 12 of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   Since inception, we have issued unregistered securities to a limited number of persons as described below:

  . In April 1997 we sold 1,680,000 shares of Series A preferred stock in a private placement at a purchase price of $0.50 per share;

  \1\In July 1997 we sold 800,000 shares of Series B2 preferred stock in a private placement at a purchase price of $2.50 per share, and 972,250 shares of Series B3 preferred stock at $4.00 per share;

  . In September 1997 we sold 500,000 shares of Series B1 preferred stock in a private placement at a purchase price of $2.00 per share, and 1,151,482 shares of Series B3 at $4.00 per share;

  . In October 1997 we sold 1,127,000 shares of Series B3 preferred stock in a private placement at a purchase price of $4.00 per share;

  . In April 1998 we sold 108,750 shares of Series B3 preferred stock in a private placement at a purchase price of $4.00 per share;

  . In June 1998 we issued 1,500,000 shares of Series B1 preferred stock in a private placement at a purchase price at $2.00 per share;

  . In April 1999 we sold 7,610,754 shares of Series C preferred stock in a private placement at a purchase price of $5.00 per share;

  . In May 1997 we issued a warrant to Lighthouse Capital Partners II, L.P. for 10,500 shares of Series B3 preferred stock at an exercise price of $4.00 per share;

  . In September 1997 we issued a warrant to Silicon Valley Bank for 5,000 shares of Series B3 preferred stock at an exercise price of $4.00 per share;

  . In April 1998 we issued a warrant to MMC/GATX Partnership No. 1 for 9,450 shares of Series B3 preferred stock at an exercise price of $4.00 per share; and

  . In April 1998 we issued a warrant to Silicon Valley Bank for 1,800 shares of Series B3 preferred stock at an exercise price of $4.00 per share.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Centillium or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
  Number
 -------
  1.1*    Underwriting Agreement

  3.1(a) Certificate of Incorporation of the registrant, as currently in effect

  3.1(b)* Amended and Restated Certificate of Incorporation of the registrant to be filed upon completion of the offering

  4.1*    Specimen certificate of common stock

  4.2(a)  Bylaws of the registrant as currently in effect

  4.2(b)* Bylaws of the registrant as in effect upon completion of the offering
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers
 10.2*    1997 Stock Plan and form of agreements thereunder

 10.3*    2000 Employee Stock Purchase Plan

 10.4     Second Amended and Restated Investors' Rights Agreement dated as of
           April 30, 1999 between the Registrant and the stockholders named therein.

 10.5*    Lease, dated August 16, 1999, between the Registrant and Renco
           Investment Company

 10.6*    Trade Financing Agreement, dated February 1, 1999, between the
           Registrant and Mitsubishi International Corporation, and amendment
           dated November   , 1999.


 Exhibit
 Number
 -------
 10.7*   Cooperation Agreement, dated March 2, 1998, between the Registrant and
          Sungmi Telecom Electronics Co., Ltd.

 10.8*   Cooperation Agreement, dated November 30, 1997, between the Registrant and Askey Computer Corporation

 10.9*   Cooperation Agreement, dated October 15, 1997, between the Registrant and Sumitomo Electric Industries, Ltd.

 10.10*  Addendum to Cooperation Agreement, dated April 20, 1999, between the
          Registrant and Sumitomo Electric Industries, Ltd.

 10.11*  Cooperation Agreement, dated April 3, 1998, between the Registrant and
          NEC Corporation

 10.12* Addendum to Cooperation Agreement, dated February 23, 1999, between the Registrant and NEC Corporation

 10.13*  Co-Development Agreement, dated October 15, 1997, between the
          Registrant and Mitsubishi Electric Corporation

 10.14*  Addendum to Co-Development Agreement, dated June 21, 1999, between the
          Registrant and Mitsubishi Electric Corporation

 10.15* Cooperation Agreement, dated August 25, 1997, between the Registrant and Mitsubishi Electric Corporation

 10.16* Wafer Supply Agreement, dated April 22, 1998, between the Registrant and Mitsubishi Electronics.

 10.17   Agreement and Mutual Release dated February 2, 2000 between the
          Registrant and A. Travis White.

 10.18   Offer letter between the Registrant and John W. Luhtala dated November
          30, 1999.

 10.19   Offer letter between the Registrant and Jon S. Sherburne dated August
          17, 1999.

 23.1    Consent of Ernst & Young LLP, Independent Auditors

 23.2*   Consent of Counsel (see Exhibit 5.1)

 24.1    Power of Attorney (see page II-5)

 27.1    Financial Data Schedules

---------------------
*  To be filed by amendment

  (b) Financial Statement Schedules

   Schedule                                       Page
   --------                                       ----
   Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 18th day of February, 2000.

                                          CENTILLIUM COMMUNICATIONS, INC.

                                               /s/ Faraj Aalaei
                                          By: _________________________________
                                             Faraj Aalaei, Chief Executive
                                             Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Faraj Aalei and John W. Luhtala and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  Name                             Title            Date
                  ----                             -----            ----
 /s/ Faraj Aalaei                       Chief Executive       February 18, 2000
 ______________________________________ Officer and
 Faraj Aalaei                           Director (Principal
                                        Executive Officer)

 /s/ John W. Luhtala                    Vice President and    February 18, 2000
 ______________________________________ Chief Financial
 John W. Luhtala                        Officer (Principal
                                        Financial and
                                        Accounting Officer)
 /s/ Shahin Hedayat                     President and         February 18, 2000
 ______________________________________ Director
 Shahin Hedayat

 /s/ Kamran Elahian                     Director              February 18, 2000
 ______________________________________
 Kamran Elahian

 /s/ Irwin Federman                     Director              February 18, 2000
 ______________________________________
 Irwin Federman

 /s/  Robert C. Hawk                    Director              February 18, 2000
 ______________________________________
 Robert C. Hawk

 /s/ Lip-Bu Tan                         Director              February 18, 2000
 ______________________________________
 Lip-Bu Tan

                        CENTILLIUM COMMUNICATIONS, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                            Additions
                                 Balance at Charged to
                                 Beginning  Costs and  Deductions  Balance at
                                 of Period   Expenses  Write-Offs End of Period
                                 ---------- ---------- ---------- -------------
Allowance for Doubtful Accounts
Period from February 21, 1997
 (Inception) to
 December 31, 1997.............    $  --      $  --      $  --       $   --
Year ended December 31, 1998...    $  --      $  --      $  --       $   --
Year ended December 31, 1999...    $  --      $ 150      $  --       $  150

                                 EXHIBIT INDEX

 Exhibit
  Number
 -------
  1.1*    Underwriting Agreement

  3.1(a) Certificate of Incorporation of the Registrant, as currently in effect

  3.1(b)* Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of the offering

  4.1*    Specimen certificate of common stock

  4.2(a)  Bylaws of the Registrant as currently in effect

  4.2(b)* Bylaws of the Registrant as in effect upon completion of the offering
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers
 10.2*    1997 Stock Plan and form of agreements thereunder

 10.3*    2000 Employee Stock Purchase Plan

 10.4     Second Amended and Restated Investors' Rights Agreement dated as of
           April 30, 1999 between the Registrant and the stockholders named therein.

 10.5*    Lease, dated August 16, 1999, between the Registrant and Renco
           Investment Company

 10.6*    Trade Financing Agreement, dated February 1, 1999, between the
           Registrant and Mitsubishi International Corporation, and amendment
           dated November   , 1999.

 10.7*    Cooperation Agreement, dated March 2, 1998, between the Registrant and Sungmi Telecom Electronics Co., Ltd.

 10.8*    Cooperation Agreement, dated November 30, 1997, between the
           Registrant and Askey Computer Corporation

 10.9*    Cooperation Agreement, dated October 15, 1997, between the Registrant and Sumitomo Electric Industries, Ltd.

 10.10*   Addendum to Cooperation Agreement, dated April 20, 1999, between the
           Registrant and Sumitomo Electric Industries, Ltd.

 10.11*   Cooperation Agreement, dated April 3, 1998, between the Registrant and NEC Corporation

 10.12*   Addendum to Cooperation Agreement, dated February 23, 1999, between the Registrant and NEC Corporation

 10.13*   Co-Development Agreement, dated October 15, 1997, between the
           Registrant and Mitsubishi Electric Corporation

 10.14*   Addendum to Co-Development Agreement, dated June 21, 1999, between the Registrant and Mitsubishi Electric Corporation

 10.15*   Cooperation Agreement, dated August 25, 1997, between the Registrant and Mitsubishi Electric Corporation

 10.16*   Wafer Supply Agreement, dated April 22, 1998, between the Registrant and Mitsubishi Electronics.

 10.17    Agreement and Mutual Release dated February 2, 2000 between the
           Registrant and A. Travis White.

 10.18    Offer letter between the Registrant and John W. Luhtala dated
           November 30, 1999.

 10.19    Offer letter between the Registrant and Jon S. Sherburne dated August
           17, 1999.

 23.1     Consent of Ernst & Young LLP, Independent Auditors

 23.2*    Consent of Counsel (see Exhibit 5.1)

 24.1     Power of Attorney (see page II-5)

 27.1     Financial Data Schedules

-------------------
*  To be filed by amendment